STOCK PURCHASE AGREEMENT

by and among

FIMALAC

FIMALAC INVESTISSEMENTS S.A.

and

THE STANLEY WORKS

dated December 6, 2005

EXHIBITS

EXHIBIT A	NET WORKING CAPITAL AS OF DECEMBER 31, 2004

EXHIBIT B	FORM OF OFFICER CERTIFICATE (Shareholders)

EXHIBIT C	FORM OF TRADEMARK LICENSE AND NON-COMPETE AGREEMENT

EXHIBIT D	FORM OF OFFICER CERTIFICATE (Purchaser)

EXHIBIT E	FORM OF BRAND TRANSFER AGREEMENT

EXHIBIT F	FORM OF TRANSITIONAL BRAND LOAN AGREEMENT

EXHIBIT G	NOLs

EXHIBIT H	LIEUSAINT EXPENSES

EXHIBIT I	LIEUSAINT — CHARGES A MAINTENIR EN EXPLOITATION

EXHIBIT J	SPECIFIC ENVIRONMENTAL MATTERS

EXHIBIT K	INDEBTEDNESS AS OF DECEMBER 31, 2004

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement, dated December 6, 2005, by and among:

The Stanley Works, a corporation organized and existing under the laws of Connecticut and with registered offices at 1000 Stanley Drive, New Britain, USA 06053 (the “Purchaser”);

Fimalac, a société anonyme organized and existing under the laws of France and with registered offices at 97, rue de Lille, (75007) Paris, registered with the Commercial Registry of Paris under number 542 044 136 (“Fimalac”);

and Fimalac Investissements S.A., a société anonyme organized and existing under the laws of France and with registered offices at 97, rue de Lille, (75007) Paris, registered with the Commercial Registry of Paris under number 552 012 965 (the “Seller”).

WHEREAS, as of the date hereof, Fimalac owns 99.99% of Seller which itself owns 99.99% of the shares of common stock of Facom, a société anonyme organized and existing under the laws of France and with registered offices at 6-8 rue Gustave Eiffel, (91240) Morangis, registered with the Commercial Registry of Evry under number 328 630 645 (the “Company”).

WHEREAS, Purchaser and the Company are engaged in the business of tools manufacturing and sales worldwide.

WHEREAS, Purchaser has offered to purchase all of the Shares held by Seller upon and subject to certain terms and conditions.

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Seller Shares, upon the terms and conditions set forth in this stock purchase agreement (the “Agreement”).

Certain capitalized terms used in this Agreement have the meanings assigned to them in ARTICLE IX.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

Section 1.1 Sale and Transfer of Seller Shares

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Seller Shares, free and clear of all Encumbrances, for the consideration set forth in Section 1.2.

Section 1.2 Purchase Price

(a) The consideration to be paid for the Seller Shares (hereafter referred to as the “Purchase Price”) shall be the aggregate of:

(i) four-hundred and ten million (410,000,000) euros; and

(ii) minus the Closing Dividend (which is equal in amount to the Brand Transfer Consideration); and

(iii) minus the amount of the Estimated Closing Indebtedness (the net amount resulting from items (i), (ii) and (iii) being referred to as the “Initial Purchase Price”); and

(iv) minus the absolute value of the Net Indebtedness Adjustment if Seller is obligated to pay the Net Indebtedness Adjustment; or plus the absolute value of the Net Indebtedness Adjustment if Purchaser is obligated to pay the Net Indebtedness Adjustment; and

(v) minus the absolute value of any Net Working Capital Adjustment if Seller is obligated to pay the Net Working Capital Adjustment; or plus the absolute value of any Net Working Capital Adjustment if Purchaser is obligated to pay the Net Working Capital Adjustment;

(vi) plus the Additional Consideration (as defined in Section 1.3(d)), to the extent it becomes payable in accordance with the provisions of Section 1.4(e); and

(vii) plus (or minus) the amount by which the proceeds of the disposal and sale of the Melksham site (including sale proceeds of all machinery, equipment and other assets operated on such site) (in each case net of any Transfer Taxes, capital gain Taxes and other applicable Taxes and any broker, finder or agent fees) received by Facom UK after the Closing exceed (or are exceeded by) the cost of redundancies of employees presently employed at such site that is paid out after the Closing plus the amount of any other costs directly triggered by the closing of the Melksham site that are paid out after the Closing (in each case regardless of when incurred), it being understood and agreed that Purchaser shall cause the Company to record all such costs and proceeds and shall make available to the other all information or documentation with respect thereto as Fimalac may reasonably request;

all to be paid pursuant to the provisions of Section 1.4.

(b) The Purchase Price shall also be adjusted prior to or after the Closing to reflect any agreement made by Purchaser and Shareholders pursuant to Section 5.8(h) of this Agreement with respect to the allocation of any Loss of Revenue (as such term is defined in Section 5.8(h)) among themselves.

Section 1.3 Adjustment of Purchase Price

(a) No later than seven (7) Business Days prior to the Closing Date, Fimalac shall deliver to Purchaser a statement setting forth the amount of Indebtedness expected to be outstanding as of the close of business on the Business Day immediately preceding the Closing Date (the “Estimated Closing Indebtedness”). The Estimated Closing Indebtedness shall include the amount of all interest, penalties, commissions, prepayment fees and other costs which will be payable in connection with the repayment of such Indebtedness in accordance with the provisions of Section 5.5(a). The statement of Estimated Closing Indebtedness shall provide reasonable details, on an item by item basis, specifying the nature of each item of Indebtedness and the Company or the Subsidiary owing such Indebtedness, and shall include all statements from the banks and other relevant lenders set forth in Section 5.5(a) hereof. The statement of Estimated Closing Indebtedness shall be prepared in accordance with GAAP, as applied by the Company on a basis consistent with the 2004 Consolidated Financial Statements.

(b) Within fifty (50) days after the Closing Date, Purchaser shall prepare and deliver to Fimalac statements setting forth Cash and Cash Equivalents as of the close of business on the Business Day immediately preceding the Closing Date (the “Closing Cash Position”) and the Net Working Capital as of the close of business on the Business Day immediately preceding the Closing Date (the “Closing Net Working Capital”). For the avoidance of doubt, the payment of the Brand Transfer Consideration and the Closing Dividend shall be disregarded for purposes of calculating the Closing Cash Position. The statement of Closing Cash Position shall include all bank statements and other records and documents supporting the calculation of the Closing Cash Position. The statement of Closing Net Working Capital shall be in the form of Exhibit A hereto (which for illustrative purposes only sets forth Net Working Capital as of December 31, 2004) and shall be prepared in accordance with GAAP, as applied by the Company on a basis consistent with the 2004 Consolidated Financial Statements.

(c) Fimalac and Purchaser shall have fifty (50) days after the delivery of the statements of Closing Cash Position and Closing Net Working Capital during which to review such statements and the Statement of Estimated Closing Indebtedness. Unless either Party notifies the other in writing within such fifty (50) day period of any good faith objection to any of such statements, specifying in reasonable detail the items and amounts subject to such objection (the “Disputed Items”), any of the statements to which no such objection shall have been so made shall be conclusive and binding on Shareholders and Purchaser. If, within such fifty (50) day period, a Party notifies the other in writing of any such objection, then the Parties shall use reasonable efforts for fifty (50) days after the expiration of such initial fifty (50) day period to resolve in good faith their differences and agree upon any adjustments to the statements of Closing Cash Position, Closing Net Working Capital and Estimated Closing Indebtedness, as the case may be. In the case of the Estimated Closing Indebtedness, such adjustments shall be those necessary to reflect the outstanding amount of Indebtedness as of the close of business on the Business Day immediately preceding the Closing Date increased by the amount of all interest, penalties, commissions, prepayment fees and other costs which have been determined to be payable in connection with the reimbursement by the Company and its Subsidiaries of the Indebtedness on the first Business Day after the Closing Date as contemplated in Section 5.5(a) (such amount, the “Closing Indebtedness”). Any Disputed Items which are not resolved by the mutual agreement of Purchaser and Fimalac within such fifty (50) day period shall be submitted for resolution to an internationally recognized independent certified public accounting firm that may be mutually acceptable to Fimalac and Purchaser (the “Independent Accounting Firm”). If the Independent Accounting Firm shall have refused its mission and Fimalac and Purchaser shall not have succeeded within a ten (10) day period in naming a mutually acceptable replacement, either Party shall be entitled to request the designation of an Independent Accounting Firm by the President of the Commercial Court (Tribunal de commerce) of Paris. Fimalac and Purchaser shall instruct the Independent Accounting Firm to limit its examination to the unresolved Disputed Items, to resolve any such unresolved Disputed Items in accordance with the requirements of this Agreement for any such items (including, with respect to Indebtedness, the last sentence of 1.3(a)), and to use its best efforts to make its determination thereon within sixty (60) days after the referral of the Disputed Items to it in accordance herewith. The resolution of any such unresolved Disputed Items by such Independent Accounting firm shall be made in a writing delivered to Fimalac and Purchaser and shall be final, conclusive and binding upon Shareholders and Purchaser. The fees and expenses charged by the Independent Accounting Firm shall be borne by the Parties in a manner that is proportionate to the final decision of the Independent Accounting Firm. For purposes of verifying the Closing Indebtedness, the Closing Cash Position and the Closing Net Working Capital, Purchaser shall promptly provide such access as Fimalac, its accountants or the Independent Accounting Firm may reasonably require, (i) to the books, records and accounts of the Company and its Subsidiaries, and (ii) to the personnel or accountants responsible for the finances and accounts of the Company and its Subsidiaries. Any delay in providing such access shall toll the respective periods set forth above. For purposes of Section 1.4 hereof, the amounts agreed or determined following the procedures set forth in this Section shall constitute the Closing Indebtedness, the Closing Cash Position and the Closing Net Working Capital. The amount corresponding to the Closing Indebtedness minus the Closing Cash Position shall constitute the Closing Net Indebtedness.

(d) The Purchase Price shall be increased by the amount of any net sale proceeds resulting from the sale of the Italian Lands, provided that the Company or the selling Subsidiary receives such sales proceeds no later than one hundred and eighty (180) days after the Closing Date (the “Additional Consideration”). For purposes of this purchase price adjustment, the amount of sale proceeds shall be calculated net of any Transfer Taxes, capital gain Taxes and other applicable Taxes and shall be reduced by the amount of any broker, finder or agent fee.

Section 1.4 Payment of the Purchase Price

(a) On the Closing Date, for same day value, Purchaser shall pay to Seller the Initial Purchase Price, by wire transfer of immediately available funds to the bank account notified by Seller to Purchaser (such notification to be made no later than three (3) Business Days prior to the Closing Date).

(b) If the Closing Net Indebtedness is greater than the Estimated Closing Indebtedness, then Seller shall pay to Purchaser the amount corresponding to the difference between the Closing Net Indebtedness and the Estimated Closing Indebtedness, and if the Closing Net Indebtedness is less than the Estimated Closing Indebtedness, then Purchaser shall pay to Seller the amount corresponding to the difference between the Estimated Closing Indebtedness and the Closing Net Indebtedness (each a “Net Indebtedness Adjustment”).

(c) If the Closing Net Working Capital is greater than one hundred and thirty-two (132) million euros, then Purchaser shall pay to Seller the amount corresponding to the difference between the Closing Net Working Capital and one hundred and thirty-two (132) million euros, and if the Closing Net Working Capital is less than one hundred and twenty-nine (129) million euros, then Seller shall pay to Purchaser the amount corresponding to the difference between one hundred and twenty-nine (129) million euros and the Closing Net Working Capital (each a “Net Working Capital Adjustment”).

(d) Any net amount required to be paid to Purchaser or to Seller, as the case may be, pursuant to Section 1.4(b) or Section 1.4(c) shall be paid in cash within five (5) Business Days of the determination of the Closing Net Indebtedness and the Closing Net Working Capital in accordance with Section 1.3, by wire transfer of immediately available funds to the bank account designated by Seller or Purchaser, as applicable, at least three (3) Business Days prior to the due date.

(e) If the Company or the relevant selling Subsidiary receives the Additional Consideration subsequent to the Closing and within the one hundred and eighty (180) day period following the Closing Date, then Purchaser shall pay to Seller the amount of such Additional Consideration no later than ten (10) Business Days following receipt thereof, by wire transfer of immediately available funds to the account designated by Seller pursuant to Section 1.4(a) or such other account as may be notified by Seller to Purchaser at least three (3) Business Days prior to the due date, and if the Company or the relevant selling Subsidiary receives the Additional Consideration prior to the Closing, such Additional Consideration shall be reflected in the Closing Cash Position, and shall not therefore give rise to any additional payment by Purchaser to Seller other than as set forth in Section 1.3(c).

(f) The amount set forth in Section 1.2(a)(vii) shall be calculated by Purchaser and notified to Fimalac on the first Business Day of the calendar month commencing after the date which is sixty (60) days after the Closing. If the proceeds referred to in Section 1.2(e)(vii) exceed the costs referred to in such Section 1.2(a)(vii) at the time of such calculation, then Purchaser shall promptly (in any case within three (3) Business Days following notification thereof) pay to Seller the amount of such excess. If such costs exceed such proceeds at the time of such calculation, then Seller shall promptly (and in any case within three (3) Business Days following notification thereof) pay to Purchaser the amount of such excess. In each case, payment shall be made in immediately available funds in pounds sterling to a bank account timely notified by Seller or Purchaser, as applicable. Seller’s obligation to pay to Purchaser the amount of the costs referred to in Section 1.2(a)(vii) shall survive until payment in full of such costs to Purchaser and Purchaser’s obligation to pay to Seller the amount of the sale proceeds referred to in Section 1.2(a)(vii) shall survive until payment in full of such proceeds to Seller. Accordingly, until such time as all such proceeds have been received or costs paid out, the amount set forth in Section 1.2(a)(vii) shall be calculated by Purchaser and notified to Fimalac on a quarterly basis (commencing with the calendar quarter ending after the first calculation date ) with respect to all such proceeds received or costs paid out subsequent to the most recent calculation date, and settlement payments shall be made in the manner set forth above.

Section 1.5 Joint and Several Liability of Fimalac and Seller

Fimalac hereby agrees to be jointly and severally liable for the performance by Seller of all of its representations, warranties, covenants and obligations under this Agreement.

ARTICLE II

THE CLOSING

Section 2.1 Closing

The sale and transfer of the Seller Shares by Seller to Purchaser shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 68 rue du Faubourg Saint-Honoré, 75008 Paris, at 10:00 a.m., (i) if the condition set forth in Section 6.1(b) hereof shall have been satisfied prior to the date hereof, then on the later of (A) January 1, 2006, and (B) the ninth Business Day after the date hereof, or (ii) absent satisfaction of such condition prior to the date hereof, then on the later of (A) the ninth Business Day following the date on which the condition set forth in Section 6.1(b) hereof shall have been satisfied and (B) January 1, 2006, provided that if the Confirmation Date occurs less than five (5) Business Days prior to December 31, 2005, and Purchaser notifies Shareholders on or prior to the Confirmation Date that it wishes the Closing to occur on January 1, 2006, then the Closing Date shall be January 1, 2006, subject in each case to satisfaction or waiver of all other conditions to close set forth in ARTICLE VI (other than those conditions with respect to actions the Parties shall take at the Closing itself) and unless another date or place is agreed to in writing by each of the Parties hereto. Failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.1 will not in and of itself result in the termination of this Agreement and, except as provided in Article VII, will not relieve any Party of any of its obligations under this Agreement.

Section 2.2 Deliveries at Closing

(a) At the Closing, Seller shall deliver to Purchaser:

(i) the transfer order (ordre de mouvement) for the transfer to Purchaser of the Seller Shares, free and clear of all Encumbrances, which transfer order shall be duly executed and endorsed in favor of Purchaser;

(ii) a share ownership certificate (attestation d’inscription en compte) together with a certified copy of the relevant pages of the Company’s books (comptes d’actionnaires and registre des mouvements de titres) evidencing that the transfer of the Seller Shares to Purchaser and the name of Purchaser as owner of the Seller Shares have been duly recorded thereon;

(iii) all statutory registers and other books and records of the Company and its Subsidiaries currently held by Shareholders;

(iv) a certificate from an officer (mandataire social) of each of Fimalac and Seller, dated the Closing Date, in the form set forth in Exhibit B (it being provided that these certificates shall be delivered for the sole purpose of the reiteration by Shareholders, as of the Closing Date, of their representations and warranties under ARTICLE III of this Agreement and that the accuracy of such certificate and such representations and warranties (other than those relating to the absence of any Material Adverse Change) shall not be a condition to Closing or the basis for any right of termination of this Agreement or the basis for any liability of Shareholders other than as set forth in ARTICLE VIII);

(v) a copy of the opinion of the Company’s group works council (comité central d’entreprise) on the Transactions (together with the minutes of all meetings of the comité central d’entreprise that took place in the course of the consultation process) or a copy of an enforceable court decision confirming that the comité central d’entreprise has been duly consulted and has received all necessary information in order to render an opinion on the Transactions and that the Company and its management have duly complied with all disclosure and consultation requirements under French labor laws in connection with the execution of this Agreement or other evidence reasonably satisfactory to Purchaser as to such matters;

(vi) resignation letters from or other evidence of removal of the members of the boards of directors of the Company and its Subsidiaries designated by Purchaser to Shareholders not later than September 30, 2005;

(vii) the minutes of the board meetings of each of the Company and its Subsidiaries calling any shareholders meetings to be held on the Closing Date as contemplated in Section 5.7;

(viii) an original executed copy of the trademark license and non-compete agreement entered into between the Company and FFB, which shall be substantially in the form set forth on Exhibit C; and

(ix) a copy of the Company’s interim balance sheet as of November 30, 2005 showing the existence of distributable income in an amount greater than the Closing Dividend, together with the report of the Company’s statutory auditors thereon.

(b) At the Closing, Purchaser shall deliver to Seller a certificate from the chief executive officer of Purchaser, dated the Closing Date, in the form set forth in Exhibit D.

Section 2.3 Payments and Other Actions at or prior to Closing

The following payments and other actions shall take place as of or prior to the Closing Date in the sequence set forth below:

(a) Prior to the Closing, the Board shall meet and decide to distribute an interim dividend for an amount equal to the Brand Transfer Consideration (the “Closing Dividend”). The decision to distribute and to pay the Closing Dividend shall be recorded in the Company’s books (affecté à la créance en compte courant) prior to the Closing and Seller (and any other shareholder of the Company existing on the date of such decision, if any) shall retain the right to receive their pro-rata portions of the Closing Dividend regardless of when the actual payment thereof occurs.

(b) Immediately prior to the Closing, Purchaser shall pay the Brand Transfer Consideration or cause such Brand Transfer Consideration to be paid to the Company and each relevant Subsidiary, as applicable, by wire transfer of immediately available funds to the accounts designated by the Company (such designation to be made at least three (3) Business Days prior to the Closing Date), and in consideration for such payment of the Brand Transfer Consideration, the Brand Transfer Closing (as such term is defined in Section 5.4(d)) shall occur.

(c) Immediately prior to the Closing, the Company shall pay to Seller and each other shareholder of the Company (if any) its pro-rata portion of the Closing Dividend.

(d) Purchaser shall pay in cash the Initial Purchase Price to Seller, by wire transfer of immediately available funds to the bank account designated by Seller to Purchaser (such designation to be made no later than three (3) Business Days prior to the Closing Date).

(e) Upon completion of the Closing, Purchaser shall contribute to the Company, by means of a shareholder loan, an amount in cash equal to the Estimated Closing Indebtedness. Purchaser shall cause the shareholder loan to be used for the repayment of the outstanding amount of Closing Indebtedness and agrees to convert this shareholder loan advance into equity as soon as practicable after the Closing Date.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF SHAREHOLDERS

Except as specifically set forth in the Disclosure Schedule, Shareholders, jointly and severally, represent and warrant to Purchaser that all of the statements contained in this ARTICLE III were true and complete as of the Offer Date (or, if expressly made as of a specified date, as of such date), and (except as otherwise expressly provided herein as being true and correct only as of the Offer Date or any other specified date or as being subject to change or adjustment in the ordinary course of business since the Offer Date or the Balance Sheet Date through the Closing Date and subject to any specific action expressly permitted or contemplated under Section 5.1) will be true and complete as of the Closing Date (as though made on the Closing Date and as though the Closing Date were substituted for the Offer Date, throughout this ARTICLE III). Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section. In the event of any inconsistency between statements in the body of this Agreement and statements in the Disclosure Schedule (excluding exceptions expressly set forth in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

Section 3.1 Organization; Legal Power; Qualification of Shareholders

Each Shareholder (i) is a société anonyme duly organized and validly existing under the laws of France and (ii) has full power and authority to carry on its business as it is now being conducted and to own, lease, use and operate the properties and assets it now owns, leases, uses or operates, except where the failure to be so organized and existing or to have such power and authority would not have, individually or in the aggregate, an adverse effect on either Shareholder’s ability to perform its obligations hereunder or to consummate the Transactions.

Section 3.2 Power and Authority

Each Shareholder has full power and authority to execute this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and performance by each of the Shareholders of this Agreement and the consummation of the Transactions have been duly authorized by all requisite action, and no other corporate or other action on the part of each Shareholder is necessary to authorize the execution and performance by it of this Agreement and the consummation of the Transactions.

Section 3.3 Binding Agreement

This Agreement has been duly executed and delivered by each Shareholder and, assuming due and valid authorization, execution, and delivery by Purchaser, this Agreement constitutes a legal, valid and binding obligation of each of the Shareholders, enforceable against each of them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.

Section 3.4 No Shareholder Conflict or Default

(A) Neither the execution and delivery of this Agreement and the performance by each of the Shareholders of their obligations hereunder nor the consummation of the Transactions will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of either Shareholder, (ii) (with or without giving notice or the lapse of time, or both) result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which any Shareholder is a party or by which any of them is bound or to which the Seller Shares are subject and (B) consummation by each Shareholder of the Transactions will not violate, or require any consent, approval, notice or other action under, any provision of any Orders or Requirements of Law applicable to any of them, or the Seller Shares, except for any competition law clearance (including the Antitrust Clearance) and any reporting obligations under French foreign investment regulations, excluding from the foregoing clauses (A) and (B) such violations, breaches or defaults (other than those relating to the Seller Shares) which would not, individually or in the aggregate, have an adverse effect on either Shareholder’s ability to consummate the Transactions.

Section 3.5 Share Ownership; Ownership and Possession of Seller Shares

Seller is as of the Offer Date the record and beneficial owner of not less than 8,918,089 Shares, free and clear of all Encumbrances. Seller shall as of the Closing Date and immediately prior to the Closing, have valid title to the Seller Shares, free and clear of all Encumbrances, with the full legal right, authority and power to sell and transfer such Seller Shares to Purchaser in accordance with the terms of this Agreement. None of the Shareholders, or their respective Affiliates, own any other equity interests in the Company and its Subsidiaries.

Section 3.6 Good Title Conveyed

Upon execution and delivery of the transfer order (ordre de mouvement) for the Seller Shares to Purchaser, the recording of the name of Purchaser as owner of the Seller Shares in the Company’s statutory registers, and the payment of the Purchase Price, all as provided herein, Purchaser will acquire good, valid and marketable title to the Seller Shares, free and clear of all Encumbrances.

Section 3.7 Organization; Qualification of Company

The Company (i) is a société anonyme duly organized and validly existing under the laws of France; (ii) has full power and authority to carry on its business as it is now being conducted and to own, lease, use and operate the properties and assets it now owns, leases, uses or operates; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required.

Section 3.8 Capitalization

(a) The capitalization of the Company consists solely of 8,918,107 ordinary shares (actions ordinaires). The Shares have been duly authorized, are validly issued and fully paid and, as of the Offer Date, are held of record by the respective Persons as set forth in Section 3.8(a) of the Disclosure Schedule.

(b) Except as set forth above, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, and (ii) there are no securities, options, warrants, calls, pre-emptive, exchange, conversion, purchase or subscription rights, or other rights, agreements, arrangements or commitments of any kind, contingent or otherwise, that could require the Company to issue, sell or otherwise cause to become outstanding, any shares of capital stock or other equity or debt interest in the Company or require the Company to grant or enter into any such option, warrant, call, subscription, conversion, purchase or other right, agreement, arrangement or commitment, and no authorization has been given therefor.

(c) There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect regarding the governance, the voting or transfer of any shares of capital stock or any other equity interests in, or any rights or obligations of any equity holders of, the Company.

Section 3.9 Subsidiaries and Affiliates

(a) Set forth on Section 3.9(a) of the Disclosure Schedule is a complete and correct list of all Subsidiaries, indicating the name, the jurisdiction of organization, the capitalization, the shareholders (with the number of shares of capital stock (or other equity securities) owned by such shareholders) of each Subsidiary.

(b) Each Subsidiary is (i) duly organized and validly existing under the laws of the jurisdiction of its organization; (ii) has full power and authority to carry on its business as it is now being conducted and to own, lease, use and operate the properties and assets it now owns, leases, uses and operates; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required.

(c) All of the shares of capital stock of each Subsidiary have been duly authorized, are validly issued, fully paid and non-assessable. All of the shares of capital stock of each Subsidiary are owned, free and clear of any Encumbrance (excluding restrictions specifically provided in the organizational documents of any Subsidiary, true and correct copies of which have been provided to Purchaser), by the Persons named on Section 3.9(a) of the Disclosure Schedule and in the amounts set forth thereon.

(d) Except as set forth in Section 3.9(d) of the Disclosure Schedule, (i) there are no shares of capital stock of a Subsidiary authorized, issued or outstanding, and (ii) there are no securities, options, warrants, calls, pre-emptive, exchange, conversion, purchase or subscription rights, or other rights, agreements, arrangements or commitments of any kind, contingent or otherwise, that could require a Subsidiary to issue, sell or otherwise cause to become outstanding, any shares of capital stock or other equity or debt interest in the Subsidiary or require a Subsidiary to grant or enter into any such option, warrant, call, subscription, conversion, purchase or other right, agreement, arrangement or commitment, and no authorization has been given therefor.

(e) There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect regarding the governance, the voting or transfer of any shares of capital stock or any other equity interests in, or any rights or obligations of any equity holders of, any of the Subsidiaries.

(f) Except as set forth in Section 3.9(f) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries owns, directly or indirectly, any capital stock or other equity securities of any corporation or has any direct or indirect interest or investment (whether equity or debt) in any Person other than the Subsidiaries (other than publicly traded securities constituting less than two percent of the outstanding equity of the issuing entity).

Section 3.10 Consents and Approvals; No Violations

Except as set forth in Section 3.10 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement by any Shareholder, nor the consummation of the Transactions will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of the Company or any Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which the Company or any Subsidiary is a party) except for any required competition law clearance (including the Antitrust Clearance) and any reporting obligation under French foreign investment regulations, (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration, increase of payments) under, or result in the loss of a benefit or the creation of any Encumbrance on any property or asset of the Company or any of its Subsidiaries, under, any of the terms, conditions or provisions of any Contract, or (iv) violate any Order or Requirement of Law applicable to the Company, any Subsidiary or any of their properties or assets.

Section 3.11 Books and Records

(a) Shareholders have made available to Purchaser correct and complete copies of the bylaws as well as of any other constituent or governing document for each of the Company and its Subsidiaries (as amended to date). Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its bylaws or other constituent or governing document applicable to it.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, (i) the books of account, minute books, stock record books and other records that are required to be maintained by the Company and its Subsidiaries under Requirements of Law (other than financial statements) are complete and correct in all material respects and have been maintained in accordance with sound business practices and proper internal controls, (ii) the minute books of the Company contain accurate and complete records of all meetings of, and corporate actions taken by, the shareholders of the Company, the Board and all committees of the Board, and (iii) no meeting of the Company shareholders, the Board or such committees has been held for which minutes have not been prepared and are not contained in such minute books. The corporate bodies of the Company and each of its Subsidiaries operate in accordance with all Requirements of Law.

(c) Section 3.11(c) of the Disclosure Schedule lists the directors and officers (mandataires sociaux) of each of the Company and its Subsidiaries.

Section 3.12 Financial Statements

(a) Set forth in Section 3.12(a) of the Disclosure Schedule are true and complete copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2004, and the related audited consolidated statement of income, change in stockholders’ equity and cash flow for the year then ended, as well as all annexes and notes thereto, and the report thereon of the independent certified public accountants (the “2004 Consolidated Financial Statements”), and (ii) the audited statutory balance sheets of the Company as of December 31 in each of the years 2002 through 2004, and the related audited statements of income, changes in stockholders’ equity and cash flows, as applicable, for each of the years then ended, as well as all annexes and notes thereto, and the reports thereon of the independent certified public accountants (the “Statutory Financial Statements”). Prior to the Closing, Shareholders shall deliver to Purchaser the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2005, and the related audited consolidated statements of income, changes in stockholder’s equity and cash flows for the six-month period then ended, prepared in each case on the basis of IFRS, as well as all annexes and notes thereto and the report thereon of the independent certified public accountants (the “Six-Month Consolidated Financial Statements”, and together with the 2004 Consolidated Financial Statements, and the Statutory Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared on the basis of, are in accordance with, and accurately reflect, the books of account and other financial records of the Company and its Subsidiaries, (ii) are true and correct (réguliers et sincères) and fairly present (donnent une image fidèle et sincère) the financial position and the results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries at the dates and for the periods to which they relate, (iii) have been prepared in accordance with GAAP, consistently applied throughout the periods presented in the Financial Statements, or, in the case of the Six-Month Consolidated Financial Statements, in accordance with IFRS, and (iv) reflect all liabilities (whether absolute, accrued, contingent or otherwise) of the Company and its Subsidiaries required to be recorded thereon or in the annexes or notes thereto in accordance with GAAP or IFRS, as applicable, as at the respective dates thereof. To the Knowledge of Shareholders, the audits of the Financial Statements have been conducted in each case in accordance with all applicable generally accepted auditing standards.

(c) In addition to the foregoing, and except as set forth in Section 3.12(c) of the Disclosure Schedule, the Financial Statements reflect all accrued and unpaid wages, compensation and other obligations of the Company and its Subsidiaries with respect to their current and former employees as of the date of the respective Financial Statements.

(d) To the extent that they apply to the Six-Month Consolidated Financial Statements, the representations and warranties in this ARTICLE III shall be true and correct as of the date on which the Six-Month Consolidated Financial Statements are delivered to Purchaser and as of the Closing Date.

Section 3.13 No Insolvency

Neither the Company nor any of its Subsidiaries: (i) has suspended its payments or is unable or deemed to be unable to pay its debts as they become due, (ii) has made an amicable settlement with its creditors (règlement amiable) or entered into any moratorium or other arrangement with its creditors generally, (iii) is in judicial reorganization (redressement judiciaire) or judicial liquidation (liquidation judiciaire); (iv) has been the object of any proceedings for the reorganization or collective discharge of its liabilities under the laws of any jurisdiction, (v) has filed any motion, request or petition of bankruptcy, reorganization, suspension of lawsuits or claims by its creditors or the equivalent thereof, or (vi) is under the threat of any such proceedings. Neither the Company nor any of its Subsidiaries is under voluntary liquidation or winding-up or has ceased or proposed to cease to carry on all or a substantial portion of its respective businesses.

Section 3.14 No Undisclosed Liabilities

Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), except (i) as disclosed in the Financial Statements or as otherwise specifically disclosed herein and (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business generally consistent with past practice. Except as set forth in Section 3.14 of the Disclosure Schedule, the reserves reflected in the Financial Statements were, as of the respective date of such Financial Statements, adequate and reasonable and were calculated in a consistent manner.

Section 3.15 Absence of Certain Changes

Since the Balance Sheet Date, except as set forth in Section 3.15 of the Disclosure Schedule: (i) the Company and its Subsidiaries have conducted their respective businesses only “en bon père de famille”, in the ordinary course of business and generally consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has undertaken any of the actions listed under Section 5.1 (b) through Section 5.1(k), and (iii) there has not occurred any Material Adverse Change.

Section 3.16 Accounts Receivable

All accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date (i) represent sales actually made or services actually performed in the ordinary course of business, (ii) create legally valid claims (créances) subject to no set-offs or counterclaims, (iii) were current and collectible, and (iv) will be collected substantially in accordance with their terms consistent with past custom and practice, subject only, in the case of (i) – (iv), to the reserves shown on the Balance Sheet for such accounts receivable (as adjusted to reflect the ordinary course of business since the Balance Sheet Date in accordance with past custom and practice). All allowances, rebates, promotional credits and discounts to customers of the Company and its Subsidiaries are reflected on the books of the Company and its Subsidiaries.

Section 3.17 Inventory

All of the inventories of the Company and its Subsidiaries as of the Balance Sheet Date are of a quality and quantity usable and salable in the ordinary course of business, except for items considered to be obsolete materials and materials considered to be below-standard quality, all of which items have been duly written off or written down on the Balance Sheet to fair market value or for which adequate reserves have been provided therein (as adjusted to reflect the ordinary course of business since the Balance Sheet Date in accordance with past custom and practice). Each type of inventory (whether raw materials, work-in-process or finished goods) is held in reasonable quantities in accordance with past practice and the inventory is not slow-moving in relation to past operation of the business and past experience. All work in process and finished goods inventory held by the Company and its Subsidiaries is, to the Knowledge of Shareholders, free of any material Defect.

Section 3.18 Tangible Assets

(a) The Company and its Subsidiaries own, lease or otherwise have full and legally enforceable rights to use, all machinery, equipment, and other tangible assets (excluding real property assets which are treated in Section 3.20) necessary for the conduct of, or otherwise material to their respective businesses and operations as presently conducted (the “Assets”).

(b) The Company and its Subsidiaries have good, valid and marketable title to, or in the case of leased assets a valid leasehold interest in, all the Assets and all other tangible and personal assets that they purport to own or lease, including those reflected in the Financial Statements (other than those disposed of in the ordinary course of business) or acquired since the Balance Sheet Date, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

(c) Except as set forth in Section 3.18(c) of the Disclosure Schedule, subject to normal wear and tear, all of the Assets are in good working condition with no known material Defect and are adequate for the uses to which they are being put. None of such Assets is in need of maintenance or repair, except ordinary, routine maintenance and repairs which are not material in nature or cost in relation to past practice. With respect to each item of such Assets, neither the Company nor any of its Subsidiaries has received any written notification that they are in violation of any applicable regulation and, to the Knowledge of Shareholders, no such violation exists.

Section 3.19 Product Warranty; Product Liability

Except as set forth in Section 3.19 of the Disclosure Schedule:

(a) (i) Products manufactured, sold, leased, or delivered by the Company and its Subsidiaries are in the aggregate in conformity with all Requirements of Law and contractual commitments and all express warranties, and (ii) neither the Company nor any of its Subsidiaries has any significant liability (and, to the Knowledge of Shareholders, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof (other than ordinary, routine replacement and repairs) or other damages in connection therewith, subject, in the case of (i) and (ii), to the reserve for product warranty claims reflected in the Balance Sheet as adjusted to reflect the ordinary course of business since the Balance Sheet Date in accordance with past custom and practice. No Product manufactured, sold, leased, or delivered by either the Company or any of its Subsidiaries is subject to any express guaranty, warranty, or other indemnity beyond Requirements of Law and the applicable standard terms and conditions of sale or lease. Shareholders have made available to Purchaser copies of all standard terms and conditions of sale or lease for the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

(b) Neither the Company nor any of its Subsidiaries has any obligation or liability of any nature, and, to the Knowledge of Shareholders, there is no basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them that could give rise to any liability (whether based on strict liability, negligence, breach of warranty, breach of contract or otherwise), in respect of any product (including components of products) sourced, manufactured, sold, distributed, designed, produced, packaged, repackaged or labeled, or services rendered, by or on behalf of the Company or any of its Subsidiaries that (i) is not adequately covered by insurance policies of the Company and its Subsidiaries, and (ii) is not otherwise adequately reserved against in the Financial Statements (as adjusted to reflect the ordinary course of business since the Balance Sheet Date in accordance with past custom and practice).

Section 3.20 Real Property

(a) Set forth on Section 3.20(a) of the Disclosure Schedule is a complete and correct list and description of all the real property (including land and buildings) owned by the Company or any of its Subsidiaries. The Company and its Subsidiaries have good, valid and marketable title to all such real property, in each case free and clear of all Encumbrances other than Permitted Encumbrances. There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person (other than the Company or a Subsidiary) the right to use or occupy any portion of the real property owned by the Company and its Subsidiaries. There are no outstanding options or contractual rights of first refusal to purchase any portion of or interest in such real property.

(b) Set forth on Section 3.20(b) of the Disclosure Schedule is a complete and correct list of all real property leases, subleases and occupancy agreements pursuant to which the Company or a Subsidiary uses or occupies any real property in connection with, necessary for the conduct of, or otherwise material to, its business and operations (the “Leases”); and Shareholders have made available to Purchaser complete and correct copies of all the Leases. Except as set forth in Section 3.20(b) of the Disclosure Schedule, each Lease is, and will be immediately upon the Closing, legal, valid, binding, enforceable and in full force and effect and grants the Company or such Subsidiary, as the case may be, the exclusive right to use and occupy the premises relating thereto (subject to any Permitted Encumbrances); and the Company and each Subsidiary enjoys peaceful and undisturbed possession of each such premises.

(c) Except as set forth in Section 3.20(c) of the Disclosure Schedule, there are no proceedings in eminent domain or other similar proceedings pending or, to the Knowledge of Shareholders, threatened with respect to any real property (or any portion thereof) owned or leased by the Company or any of its Subsidiaries and the use and operations of any real property owned or leased by the Company or any of its Subsidiaries (or any portion thereof) does not violate any agreement, commitment or understanding (whether written or oral) affecting such real property. There is no violation by the Company or any of its Subsidiaries or, to the Knowledge of Shareholders, by any third party, of any covenant, condition, restriction or agreement, or Requirements of Law that affects the real property owned or leased by the Company or any Subsidiary.

(d) Except as set forth in Section 3.20(d) of the Disclosure Schedule, (i) no current use by the Company or any of its Subsidiaries of its owned or leased real property (or any portion thereof) is dependent on a nonconforming use or additional consents or authorizations of, or filings with or notices to, a Governmental Authority, the absence of which would materially limit the use of any property or assets of the Company or any of its Subsidiaries, (ii) since January 1, 2005 no damage or destruction has occurred with respect to any real property owned or leased by the Company or any Subsidiary (or any portion thereof) (without regard to whether the property in question is covered by insurance) and (iii) since January 1, 2003 neither the Company nor any Subsidiary has received any notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the real property owned or leased by the Company and its Subsidiaries, requiring or recommending any repairs or work to be done on any part of such real property, which repair or work has not been completed.

(e) Except as set forth in Section 3.20(e) of the Disclosure Schedule, all real property owned or leased by the Company and its Subsidiaries have received approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with all Requirements of Law. No such approvals, permits or licenses will be required, as a result of the Transactions, to be issued after the date hereof in order to permit the Company and the Subsidiaries, following the Closing, to continue to own or operate the real property in the same manner as heretofore, other than any such approvals, permits or licenses that are ministerial in nature and are normally issued in due course upon application therefor without further action by the applicant.

Section 3.21 Plants and Equipment

Except as set forth in Section 3.21 of the Disclosure Schedule, the plants, structures and equipment owned or used by the Company and each of its Subsidiaries are structurally sound with no material Defects and are in sufficiently good operating condition and repair, and are adequate for the uses to which they are being put, to permit the business of the Company and its Subsidiaries to operate in the normal course consistent with past practice. None of such plants, structures or equipment are in need of maintenance or repair except for ordinary, routine maintenance and repairs which are not material in nature or cost in relation to past practice. Except as set forth in Section 3.21 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notification that it is in violation of any applicable building, zoning, health or other Requirements of Law in respect of their operations or the real property.

Section 3.22 Environmental Matters

(a) Except as provided in Section 3.22(a)(i) of the Disclosure Schedule, the Company and each of its Subsidiaries (and their respective predecessors) are and at all times have been in full compliance with all applicable Environmental Laws. Such compliance includes, but is not limited to, the possession by the Company and each of its Subsidiaries of all permits and other authorizations by Governmental Authorities required under all applicable Environmental Laws, and compliance with the terms and conditions thereof. Such permits and authorizations are in full force and effect and will continue to be in full force and effect on identical terms following the consummation of the Transactions. Each permit and other authorization by Governmental Authorities currently held by the Company or any of its Subsidiaries pursuant to applicable Environmental Laws is specifically identified in Section 3.22(a)(ii) of the Disclosure Schedule.

(b) Except as provided in Section 3.22(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received since January 1, 2004, any written communication, whether from a Governmental Entity or any Person, that alleges that the Company or any of its Subsidiaries is not in full compliance with any applicable Environmental Laws, and, to the Knowledge of Shareholders, there exist no circumstances that may prevent or interfere with such full compliance in the future (assuming the continued conduct of the business of the Company and its Subsidiaries as currently conducted and assuming no change in Environmental Laws as currently in effect).

(c) Except as provided in Section 3.22(c) of the Disclosure Schedule, there is no Environmental Claim by any Person that is pending or, to the Knowledge of Shareholders, threatened against the Company or any of its Subsidiaries, or against any Person whose liability for such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law and, to the Knowledge of Shareholders, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that is reasonably likely to form the basis of any valid Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liability for such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(d) Without in any way limiting the generality of the foregoing, Section 3.22(d) of the Disclosure Schedule specifically identifies to the Knowledge of Shareholders (the Company and its Subsidiaries having performed all tests required by Requirements of Law) (i) all on-site and off-site locations where the Company or any of its Subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on any property owned, leased, operated or controlled by the Company or any of its Subsidiaries, (iii) asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or controlled by the Company or any of its Subsidiaries and (iv) any PCBs or PCB-containing items used or stored at any property owned, leased, operated or controlled by the Company or any of its Subsidiaries.

(e) Shareholders have made available to Purchaser each written report, result of investigations or audit since January 1, 1999, and other written information that is in the possession of or available to Shareholders, the Company or any of its Subsidiaries regarding environmental matters pertaining to the environmental condition of the Company or the compliance (or noncompliance) by the Company or any of its Subsidiaries with any Environmental Laws.

(f) None of the employees or other personnel of the Company or any of its Subsidiaries have been exposed to, or have come into contact with, any pollutants, chemicals or industrial, toxic or hazardous substances or wastes that would result in any liability or obligation on the part of the Company or any of its Subsidiaries.

Section 3.23 Material Contracts

(a) Section 3.23(a) of the Disclosure Schedule sets forth a true and complete list of, and Shareholders have made available to Purchaser true and complete copies of, each of the following Contracts to which the Company or any Subsidiary is a party (each a “Material Contract”) and neither the Company nor any of its Subsidiaries has entered into any other agreement, oral or written, the purpose or the effect of which would be identical or similar to those listed below and which is not disclosed in Section 3.23(a) of the Disclosure Schedule:

(i) Contracts that were not entered into in the ordinary course of business or pursuant to which the Company or any Subsidiary is obligated to pay amounts in excess of one hundred and fifty thousand (150,000) euros in any twelve-month period;

(ii) Contracts that provide for performance of services or delivery of goods by the Company or any of its Subsidiaries of an amount or value in excess of one hundred and fifty thousand (150,000) euros in any twelve-month period;

(iii) Contracts with Material Suppliers, as well as any Contract with suppliers, that contain exclusivity provisions;

(iv) significant Contracts relating to distribution logistics;

(v) partnership or joint-venture Contracts;

(vi) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit pursuant to which the Company or any of its Subsidiaries is an obligor or guarantor and involving amounts in excess of fifty thousand (50,000) euros;

(vii) material licenses, licensing arrangements, and other Contracts providing in whole or in part for the use of, or limiting the use of, Intellectual Property;

(viii) Contracts for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of one hundred thirty thousand (130,000) euros or providing severance benefits in excess of those provided by Requirements of Law or by any collective agreement applicable to such individual;

(ix) collective agreements with labor unions that are applicable to employees of the Company or its Subsidiaries;

(x) any profit-sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of the Company’s or Subsidiaries’ current or former directors, officers or employees;

(xi) Contracts relating to the lease of real property (whether as lessor or lessee), used or operated by the Company or its Subsidiaries;

(xii) Contracts entered into with any director, officer (mandataire social) or manager of the Company or a Subsidiary or with any Affiliate of a Shareholder (other than the Company and its Subsidiaries) (other than employment contracts, which are treated in Section 3.23 (a)(viii);

(xiii) Contracts that contain a provision or covenant materially prohibiting, impairing, limiting or restricting, or purporting to materially prohibit, impair, limit or restrict, the ability of the Company or any of its Subsidiaries to (i) sell or license any products or services to any other person in any material respect (other than ordinary restrictions in Intellectual Property license agreements), (ii) engage in any line of business, or (iii) compete with or obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries;

(xiv) Contracts (other than customer or supplier contracts) which are material to the conduct of the business and operations of the Company or the Company and its Subsidiaries taken as a whole (as such business and operations are currently conducted) and which cannot be terminated, either at all or without payment of a material fee, by the Company or its Subsidiaries, as the case may be, with less than six (6) months advance notice;

(xv) Contracts under which the consequence of a default or termination would be material to the business, financial condition, assets, operations or results of operations of the Company and its Subsidiaries taken as a whole;

(xvi) Contracts pursuant to which the Company or any of its Subsidiaries has any continuing indemnity or similar obligations or undertakings to any third parties in respect of the sale of any company or other entity or business, or pursuant to which the Company or any of its Subsidiaries is the beneficiary of any continuing indemnity or similar obligations or undertakings from any third parties in respect of the acquisition of any entity or business;

(xvii) Contracts pursuant to which the Company or a Subsidiary has obligations or liabilities as guarantor, co-signer, endorser or otherwise in respect of the obligations of any Person (other than the Company or any of its Subsidiaries);

(xviii) Contracts under which the consummation of the Transactions would constitute a breach or a default or an event of acceleration or would give the other contracting party the right to terminate, accelerate, renegotiate or amend such contracts;

(xix) all non-disclosure or confidentiality agreements (other than standard confidentiality provisions set forth in contracts entered into the ordinary course of business and in Material Contracts disclosed pursuant to this Section 3.23(a)); and

(xx) each written amendment, supplement, and modification with respect to any of the foregoing.

(b) Except as set forth in Section 3.23(b) of the Disclosure Schedule, each Material Contract is in full force and effect and (except as expressly contemplated herein) will be in full force and effect on identical terms immediately upon the consummation of the Transactions. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of Shareholders, any other party thereto, is in breach of or default under any Material Contract, and no event has occurred and no condition exists which, with the lapse of time, the giving of notice, or both, or the occurrence of any further event or condition, would become a default of a provision under any Material Contract. Neither the Company nor any of its Subsidiaries has since January 1, 2005 released or waived any material right or benefit under any Material Contract.

Section 3.24 Customers

Set forth on Section 3.24 of the Disclosure Schedule is a complete and correct list of the twenty-five (25) largest customers of the Company and its Subsidiaries (taken as a whole) based on the aggregate value of goods and services ordered by such customers from the Company and its Subsidiaries in 2004 (the “Material Customers”) together with a list, and the aggregate value, of the goods and services ordered by each such customer during such one-year period. Except as set forth in Section 3.24 of the Disclosure Schedule, since January 1, 2005 there has not been any material adverse change in the business relationships of the Company or any Subsidiary with any Material Customer and neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of Shareholders, has reason to believe, that there would be an adverse change in its relations with any Material Customer as a result of the acquisition of the Company by Purchaser, including that any Material Customer would cease to order products or services from the Company or its Subsidiaries, would reduce the quantity of products or services it orders from the Company or its Subsidiaries, or would seek a reduction in the prices of the products sold, or services rendered, to such Material Customer by the Company or its Subsidiaries.

Section 3.25 Suppliers

Set forth on Section 3.25 of the Disclosure Schedule is a complete and correct list of the twenty-five (25) largest suppliers of the Company and its Subsidiaries (taken as a whole) based on the aggregate value of products, merchandise, raw materials and other goods and services ordered by the Company and its Subsidiaries from such suppliers in 2004 (the “Material Suppliers”), together with a list, and the aggregate value, of the goods and services supplied by each Material Supplier during such one-year period. Except as set forth in Section 3.25 of the Disclosure Schedule, since January 1, 2005 there has not been any material adverse change in the business relationships of the Company or any Subsidiary with any Material Supplier and neither the Company nor any Subsidiary has received any written notice or, to the Knowledge of Shareholders, has any reason to believe, that there would be an adverse change in its relations with any Material Supplier as a result of the acquisition of the Company by Purchaser, including any material change in the terms and conditions on which any Materiel Supplier would supply products, merchandise, raw materials or other goods or services to the Company and its Subsidiaries.

Section 3.26 Intellectual Property

Except as of the Closing Date for any inaccuracy in the following resulting solely from the consummation of the Brand Transfers to an affiliate of Purchaser in accordance with the provisions of Section 5.4:

(a) The Company and each of its Subsidiaries has such ownership of, or such rights to use, by license or other agreement, all Patents, Trade Secrets, Trademarks, Copyrights, Computer Software, in each case, as currently are used by the Company and its Subsidiaries, and that are necessary to operate the businesses and activities of the Company and its Subsidiaries as currently operated (collectively, the “Intellectual Property”).

(b) Each item of Intellectual Property owned or used by either the Company or any of its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder, and neither the Company nor any of its Subsidiaries will be, as a result of the execution of this Agreement and the consummation of the Transactions, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

(c) The Company and each of its Subsidiaries have taken all necessary action to maintain and protect each item of Intellectual Property that they respectively own or use.

(d) Except as set forth in Section 3.26(d) of the Disclosure Schedule, (i) the business and operations of the Company and its Subsidiaries as currently conducted do not conflict with or infringe upon the proprietary rights of any third party, and, to the Knowledge of Shareholders, there are no conflicts with or infringements of the Intellectual Property by any third party, and (ii) neither the Company nor any of its Subsidiaries has, since January 1, 2002 entered into any consent, indemnification, forbearance to sue or settlement agreement with any Person with respect to intellectual property matters.

(e) Except as set forth in Section 3.26(e) of the Disclosure Schedule, there are no pending actions by and no written notice of infringement has been received from any Person relating to the use by the Company or any of its Subsidiaries of any Intellectual Property that is owned by the Company or any of its Subsidiaries, and there are no pending actions noticed by any Person relating to the use by the Company or any of its Subsidiaries of any Intellectual Property that is licensed to the Company or its Subsidiaries, and, to the Knowledge of Shareholders, the Company and its Subsidiaries are not aware of any circumstances that should give rise to such claim, action or notice.

(f) Section 3.26(f) of the Disclosure Schedule sets forth a true and complete list of all Patents, Trade Secrets, Trademarks, Copyrights, and Computer Software owned by the Company and each of its Subsidiaries (collectively, the “Intellectual Property Rights”).

(g) Section 3.26(g) of the Disclosure Schedule sets forth a true and complete list of all contracts and undertakings that include licenses pursuant to which the Company or any of its Subsidiaries has the right to use the Intellectual Property owned by third parties (“Licensed Rights”).

(h) Except as set forth in Section 3.26(h) of the Disclosure Schedule, the Company or its Subsidiaries (i) own each of the Intellectual Property Rights, (ii) have the right to use each of the Licensed Rights, (iii) have not granted to any other Person any interest in any Intellectual Property Rights or Licensed Rights, as licensee or otherwise, and (iv) there are no Encumbrances, restrictions or reversionary rights that restrict the Intellectual Property Rights, and none of the Company, its Subsidiaries or any predecessor in interests thereof has granted to any other Person any Encumbrances, restrictions or reversionary rights that restrict any Licensed Rights other than those that exist in the instruments in which the Licensed Rights were granted.

Section 3.27 Labor and Employee Matters

(a) The list of employees of the Company and its Subsidiaries as of the Offer Date, along with an indication of their seniority, is set forth in Section 3.27(a) of the Disclosure Schedule.

(b) Shareholders have made available to Purchaser copies of the employment contracts (or bulletin de salaire) of the twenty-five (25) highest paid employees of the Company and its Subsidiaries (taken as a whole) as of the Offer Date, such employees being listed in Section 3.27(b) of the Disclosure Schedule.

(c) Except as set forth in Section 3.27(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is involved in negotiations, whether with employees or employees’ representatives, to modify the terms and conditions of employment of any of their employees (other than the employees’ annual pay review consistent with past practice), and, to the Knowledge of Shareholders, has made any representations, promises, offers or proposals to any of their employees, or to any employees’ representatives, concerning or affecting the terms and conditions of employment (including in relation to any benefits and remuneration) of any of the employees, except in each case for extraordinary bonuses for special non-recurring services related to the Transaction or payments that may be made prior to the Closing in accordance with Section 5.1(g) hereof.

(d) As of the Offer Date, no Key Executive has notified in writing his or her decision to terminate employment with either the Company or any of its Subsidiaries as a result of the Transactions or otherwise, and, to the Knowledge of Shareholders, no such Key Executive has any such plans.

(e) Except as set forth in Section 3.27(e) of the Disclosure Schedule, there are no complaints, lawsuits or other proceedings pending or, to the Knowledge of Shareholders, threatened in writing in any forum by or on behalf of any present or former employee or group of employees of the Company or any of its Subsidiaries, alleging breach of any employment contract, any laws or contractual arrangements governing employment or the termination thereof, or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(f) Except as set forth in Section 3.27(f) of the Disclosure Schedule, no employment or other contract has been concluded with any Key Executive or any particular group of employees of the Company or any of its Subsidiaries which contains provisions of an exceptional nature, including, but not limited to, termination or dismissal indemnities exceeding those provided by the applicable collective convention or provisions granting the beneficiary exceptional remuneration or specific advantages including special employee benefits.

(g) All pension, health, medical, benefit and other employee plans, whether pre- or post-retirement plans (collectively, the “Employee Plans”) in which the Company and its Subsidiaries participate, are listed in Section 3.27(g) of the Disclosure Schedule. There are no unpaid amounts past due in respect of any Employee Plans in which the Company and its Subsidiaries participate. All liabilities and contingent liabilities with regard to such Employee Plans as at the Balance Sheet Date have been properly accounted for in the Financial Statements. Except as set forth in Section 3.27(g) of the Disclosure Schedule, if the 2004 Consolidated Financial Statements had been prepared on the basis of IFRS, such financial statements would not have reflected liabilities of the Company or its Subsidiaries in respect of the Employees Plans as of December 31, 2004 in excess of such liabilities as reflected in the 2004 Consolidated Financial Statements.

(h) Except as set forth in Section 3.27(h) of the Disclosure Schedule, the Company and its Subsidiaries comply in all material respects with all applicable employment, labor and employee health and safety laws, rules and regulations, and in particular with their relevant collective status and collective bargaining agreements, and with all orders from any Governmental Authority relating to employment, labor and employee health and safety matters applicable to them. Neither the Company nor any of its Subsidiaries is subject to any specific material proceedings by any applicable Governmental Authority with respect to failures to comply with employment and labor laws, rules and regulations.

(i) Except as set forth in Section 3.27(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective labor agreement or similar arrangement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and no collective bargaining agreement which is binding on the Company or any of its Subsidiaries restricts any of them from relocating or closing any of their operations or contains any obligation relating to the maintenance of the level of employment.

(j) Except as set forth in Section 3.27(j) of the Disclosure Schedule, there is no material labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the Knowledge of Shareholders, threatened in writing against or affecting the Company or any of its Subsidiaries and, since January 1, 2003, there has not been any such action.

Section 3.28 Litigation

Except as set forth in Section 3.28 of the Disclosure Schedule, there is no injunction, order, action, claim, complaint, suit, inquiry, dispute, litigation, proceeding or investigation by or before any court or Governmental Authority pending or, to the Knowledge of Shareholders, threatened against or involving the Company or any of its Subsidiaries, which, if determined adversely to the Company or any Subsidiary, would reasonably be expected, to result in damages in excess of fifty thousand (50,000) euros, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Fimalac, Seller, the Company or any of its Subsidiaries pursuant to this Agreement or in connection with the Transactions; and, to the Knowledge of Shareholders, there is no valid basis for any such injunction, order, action, claim, complaint, suit, inquiry, dispute, litigation, proceeding or investigation.

Section 3.29 Compliance with Laws

Except as set forth in Section 3.29 of the Disclosure Schedule:

(a) The Company and each of its Subsidiaries have complied in a timely manner and in all material respects with all Requirements of Law applicable to them, the conduct or operation of their businesses or the use or ownership of any of their assets, and no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time, or both) a violation or a failure to comply with any such Requirements of Law.

(b) Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply in all material respects with any Requirements of Law, or (ii) any actual, alleged, possible, or potential obligation on the part of either the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

Section 3.30 Permits

Except as set forth in Section 3.30 of the Disclosure Schedule, the Company and each of its Subsidiaries have, and at all times have had, all permits, licenses and other authorizations of Governmental Authorities that are or were required for the conduct of their businesses and operations as presently conducted or as conducted in the past, as applicable (including permits, licenses and other authorizations relating to health and safety matters, environmental protection and pollution control); and the Company and each of its Subsidiaries are, and at all times have been, in compliance with the provisions of such permits, licenses and authorizations. All permits, licenses and authorizations that are currently in force will be in full force and effect on identical terms immediately upon the consummation of the Transactions.

Section 3.31 Insurance

The Company and each Subsidiary maintain, or are entitled to benefit from, insurance coverage of the type and in amounts customarily maintained by Persons conducting businesses or owning or operating assets similar to those of the Company and its Subsidiaries. Section 3.31 of the Disclosure Schedule sets forth a true and complete list and description of all insurance policies and other insurance arrangements entered into as of the Offer Date by the Company, USAG and VIRAX in connection with the operation of their respective businesses and assets. The statements set forth in Section 3.31 of the Disclosure Schedule with respect to the aggregate amount of claims paid out, and claims pending, under certain such insurance policies or other arrangements through the Offer Date are true and correct. All such insurance coverage: (i) is in full force and effect; (ii) complies with all Requirements of Law and all requirements of any applicable lease; and (iii) is reasonably expected to provide adequate coverage for all normal risks incident to the conduct of the business of the Company and its Subsidiaries as currently conducted. None of the Company or USAG or VIRAX is in breach or default under any provision of such insurance coverage. None of the Company or USAG or VIRAX has received a notice of a termination, cancellation or material alteration of any insurance coverage, nor, to the Knowledge of Shareholders, has any such termination, cancellation or material alteration been threatened in writing. There is no claim pending under any of such insurance policies or arrangements as to which coverage has been denied or disputed by the underwriters of such policies or arrangements.

Section 3.32 Casualties

Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has been affected in any way as a result of flood, fire, explosion or other similar type of casualty (whether or not material and whether or not covered by insurance).

Section 3.33 Tax Matters

(a) The Company and each of its Subsidiaries comply and have complied, for all periods open for Tax audit or claims under the applicable statutes of limitation (as the same may be extended under applicable law), with the Tax Regulations and, more particularly, and without limitation, have filed on a timely basis with the appropriate Governmental Entity all Tax Returns required to be filed by them under Requirements of Law. Where a Tax Return was required to be filed on behalf of the Company or any of its Subsidiaries with any Governmental Entity by another taxpayer by reason of a tax consolidation regime or otherwise, such Tax Return has been duly and timely filed. All such Tax Returns filed by or on behalf of the Company or any of its Subsidiaries have been true, correct and complete.

(b) All Taxes required to be paid by or on behalf of the Company and its Subsidiaries in the context of Fimalac’s tax group that were due and required to be paid on or prior to the Closing Date have been timely and duly paid to the appropriate Governmental Entity and in the manner prescribed by Requirements of Law. The provisions in the Balance Sheet for Taxes are sufficient to cover all Taxes which may become due and which relate to any period prior to the Balance Sheet Date.

(c) Except as set forth in Section 3.33(c) of the Disclosure Schedule, there are no pending or, to the Knowledge of Shareholders, threatened Tax-related audits, inspections, inquiries, litigation proceedings or claims against, or related to the taxable income of, the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received any request for information or notice from any Tax authority. Schedule 3.33(c) sets forth (i) a list of all audits, examinations or investigations completed with respect to the Company and its Subsidiaries for taxable periods ending after December 31, 2001 (including any audits, examinations or investigations with respect to the results of the tax group to which the Company is a party and which relate to the Company and its Subsidiaries), (ii) the amounts claimed or threatened to be claimed against the Company or any of its Subsidiaries in connection with such audits, examinations or investigations, and (iii) the amounts paid by or on behalf of the Company or any of its Subsidiaries, and the amount of any provisions made in the Balance Sheet as a result of such audits, examinations or investigations. Such provisions as made in the Balance Sheet are sufficient to cover all risks and costs associated with all pending or threatened Tax-related audits, inspections, inquiries, litigation proceedings or claims.

(d) Neither the Company nor any of its Subsidiaries (i) has received any written Tax ruling or entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreement with any Tax authority that would affect the Tax situation of the Company or its Subsidiaries in any time period ending after the Closing; (ii) benefits from a specific Tax regime subordinated to the respect of any undertaking whatsoever, or has consented to, or may be found liable as a result of, any undertaking in respect of Taxes made in the context of acquisitions, divestitures, mergers, restructuring or similar transactions; or (iii) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) At the Closing Date, there shall not be any Encumbrances on any of the assets of the Company or of any of its Subsidiaries in connection with any failure (or alleged failure) to pay any Tax.

(f) No claim for Taxes has ever been made by an authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns.

Section 3.34 Power of Attorneys and Guarantees

Except as set forth in Section 3.34 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has given any power of attorney or similar authority which remains in force and no person, as agent or otherwise, is entitled or authorized to bind or commit either the Company or any of its Subsidiaries in any way (other than its directors and officers (mandataires sociaux) in the ordinary course of business) and neither the Company nor any of its Subsidiaries has granted any guaranties, sureties or warranties with respect to the performance of obligations contracted by third parties (including shareholders, corporate officers or employees).

Section 3.35 Brokers or Finders; Bonuses

The Transactions have been conducted by and on behalf of Shareholders in such a manner so as not to give rise to any valid claim by any Person (including any investment banker, advisor, finder, broker, agent or other intermediary) against Purchaser, the Company or any of its Subsidiaries for any fee, commission or similar compensation as a result of the execution of this Agreement or consummation of the Transactions. No director, officer, or employee of the Company or any of its Subsidiaries is entitled to any bonus from the Company or any Subsidiary, or has a claim to seek a bonus from the Company or any Subsidiary, as a result of the consummation of the Transactions other than extraordinary bonuses for special non-recurring services related to the Transactions or payments that may be made prior to the Closing as contemplated by Section 5.1(g).

Section 3.36 Relationship with Related Persons

None of Fimalac, Seller or any of their respective Affiliates or any officer (mandataire social), director or senior manager of the Company or any Subsidiary has, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Company or its Subsidiaries’ businesses. Except as set forth in Section 3.36 of the Disclosure Schedule, none of Fimalac, Seller or any of their respective Affiliates or any officer, director or senior manager of the Company or any Subsidiary, owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person (other than a publicly-listed company for private investment purposes) that has (i) had business dealings or a material financial interest in any transaction with the Company or a Subsidiary, or (ii) engaged in competition with the Company or its Subsidiaries with respect to any line of the products or services of the Company or its Subsidiaries in any market presently served by the Company or its Subsidiaries. None of Fimalac, Seller or any of their respective Affiliates or, to the Knowledge of the Shareholders, any officer, director or manager of the Company or any Subsidiary is a party to any Contract with, or has any claim or right against the Company or a Subsidiary.

Section 3.37 Certain Payments

None of the Company or its Subsidiaries or any director, officer, agent, or employee of the Company or its Subsidiaries, or to the Knowledge of Shareholders, any other Person associated with or acting for or on behalf of the Company or its Subsidiaries, has, in violation of any Requirement of Law, (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, its Subsidiaries or any of their Affiliates, in each case which is or was in violation of any Requirement of Law, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company or its Subsidiaries.

Section 3.38 No Other Representations

Shareholders make no representations and warranties with respect to any matter relating to the Company, the Subsidiaries or the Transactions other than as expressly set forth in this ARTICLE III or otherwise in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser represents and warrants to Shareholders on the Offer Date and on the Closing Date that:

Section 4.1 Organization

Purchaser is (i) a corporation duly organized, validly existing and in good standing under the laws of Connecticut; and (ii) has all corporate power and authority to carry on its business as it is now being conducted and to own, lease, use and operate the property and assets it now owns, leases, uses and operates, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have, individually or in the aggregate, an adverse effect on Purchaser’s ability to perform its obligations or to consummate the Transactions hereunder.

Section 4.2 Authorization

Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by the board of directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of stock issued by Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation by it of the Transactions.

Section 4.3 Binding Agreement

This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by each of the Shareholders, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.

Section 4.4 No Conflict; Consents or Default

Neither the execution, delivery nor performance of this Agreement, the consummation by Purchaser of the Transactions or compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any required competition law clearance (including Antitrust Clearance) and any post-Closing reporting under French foreign investment regulations, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any Requirements of Law applicable to Purchaser, any of its subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have an adverse effect on Purchaser’s ability to consummate the Transactions or which arise from the regulatory status of the Company or its Subsidiaries.

Section 4.5 Sufficient Funds

Purchaser has available, or has made arrangements to obtain (through existing credit arrangements or otherwise), sufficient funds to acquire all of the Seller Shares to be purchased pursuant hereto and to pay all fees and expenses related to the Transactions.

Section 4.6 Brokers or Finders

The Transactions have been carried on by and on behalf of Purchaser in such a manner so as not to give rise to any valid claim by any Person (including any investment banker, advisor, finder, broker, agent or other intermediary) against any of the Shareholders for any fee, commission or similar compensation as a result of the execution of this Agreement or consummation of the Transactions.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company

Subject to any Requirements of Law, each Shareholder shall procure that, and covenants and agrees that, after the date hereof and until the Closing Date, except (i) as expressly provided in this Agreement, or (ii) as may be agreed in writing by Purchaser:

(a) the business of the Company and its Subsidiaries shall be conducted generally in the same manner as heretofore conducted and only “en bon père de famille”, in the ordinary course of business, and the Company and each of its Subsidiaries shall use their best efforts to preserve the business organization of the Company and its Subsidiaries intact, keep available the services of the current officers, managers and employees of the Company and its Subsidiaries and maintain the existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with the Company or its Subsidiaries, in each case with the objective of preserving the goodwill and ongoing business of the Company and its Subsidiaries (as currently existing);

(b) neither the Company nor any of its Subsidiaries shall amend its certificates of incorporation or by-laws or other constituent or governing document, to the extent any such modification is not required by law, by the rules or regulations of any Governmental Authority;

(c) neither the Company nor any of its Subsidiaries shall alter the outstanding capital stock of the Company or its Subsidiaries or declare, set aside, make or pay any dividend; or purchase or redeem any shares of the capital stock of the Company or its Subsidiaries;

(d) neither the Company nor any of its Subsidiaries shall issue or sell any of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

(e) neither the Company nor any of its Subsidiaries shall (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Subsidiary), except in the ordinary course of business and consistent with past practice; (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary), except for customer credits granted in the ordinary course of business consistent with past practice; (iii) enter into any capital expenditure, purchase or any other material commitment or transaction in excess of seventy-five thousand (75,000) euros, or any sale or lease of real estate; (iv) take any of the actions or enter into any of the transactions that are referred to in Section 5.15(a)(ii) and Section 5.15(a)(iii) hereof; (v) write down the value of any inventory or write off as uncollectible, any notes or accounts receivable (other than in connection with the ordinary course of its trading activities and consistent with past practice), or (vi) dispose of or permit to lapse any rights to any Intellectual Property except in the ordinary course of business consistent with past practice;

(f) neither the Company nor any of its Subsidiaries shall be a party to any acquisition, merger, spin-off, consolidation, purchase of stock or interest in any corporation, partnership, association or other business organization or enter into or form any material joint-venture or enter into any agreement contemplating any of the foregoing;

(g) neither the Company nor any of its Subsidiaries shall make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than increases of compensation granted in the ordinary course of business consistent with past practices and other than extraordinary bonuses for special non-recurring services related to the Transaction in an aggregate amount not exceeding five hundred thousand (500,000) euros (before social charges) and otherwise within the scope of the 2005 compensation budget of the Company and the Subsidiaries in an aggregate amount not exceeding two hundred thousand (200,000) euros (before social charges) in each case, that will be paid prior to the Closing), or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement with, or employee benefit plan for, or make any loan or advance to, any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(h) neither the Company nor any of its Subsidiaries shall (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee or pay or agree to pay or make any accrual or arrangement for payment to any officer, director or employee of any amount relating to unused vacation days, except to the extent such payment or accrual is required under the obligations of the Company or any of its Subsidiaries existing on the Offer Date, or (ii) amend any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(i) neither the Company nor any of the Subsidiaries shall enter into or terminate any contract or transaction involving a commitment by or to the Company or any of its Subsidiaries of more than seventy-five thousand (75,000) euros in any 12-month period; or enter into a settlement with respect to the Lieusaint Litigation (except with the prior approval of Purchaser which shall not be unreasonably withheld);

(j) except as otherwise contemplated by this Agreement, including without limitation in connection with the required adoption of IFRS and the termination of the Company’s participation in the current convention d’intégration fiscale, neither the Company nor any of its Subsidiaries shall (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any election relating to Taxes, change any election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment; and

(k) neither the Company nor any of its Subsidiaries shall enter into any agreement, contract, commitment or arrangement (whether in writing or otherwise) to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing;

it being understood that the provisions of this Section 5.1 shall not prohibit (i) the sale of the Italian Lands (and Purchaser hereby approves the appointment by the Company or the selling Subsidiary of a broker in order to effect the sale of the Italian Lands), (ii) the sale of BAG and the execution and delivery of the license and non-compete agreement referred to in Section 2.2(a)(viii), (iii) completion of the Brand Transfers as contemplated by Section 5.4 hereof, (iv) compliance with the obligation to comply with the put rights on Topline, (v) completion of the Social Plan, (vi) the sale of the Melksham facility, (vii) the increase in salary of Topline’s Directeur Général up to a maximum amount of one hundred and fifty thousand (150,000) euros, (viii) obtaining extension or renewal of any existing, or any new, environmental permits, (ix) entering into agreements with customers, suppliers, distributors in the ordinary course of business consistent with past practice, (x) the acquisition or license of software and other Intellectual Property in the ordinary course of business consistent with past practice; or (xi) the entry into short-term leasing arrangements (e.g., 18 months) to cover warehousing requirements resulting from the termination of warehousing at Lieusaint for an incremental per annum cost not exceeding one hundred thousand (100,000) euros for any twelve-month period and any other action expressly permitted or contemplated by this Agreement.

Section 5.2 Access

Subject to Requirements of Law, between the date of this Agreement and the Closing Date, Shareholders shall cause the Company and its Subsidiaries to (i) grant Purchaser and its authorized representatives reasonable access to all offices and other facilities of the Company and its Subsidiaries and to all books and records of the Company and its Subsidiaries, (ii) permit Purchaser to make such inspections and to obtain copies of such books and records as it may reasonably require and (iii) furnish Purchaser with such financial and operating data and other information as Purchaser may from time to time reasonably request. Purchaser and its authorized representatives shall conduct all such inspections in a manner that will minimize disruptions to the business and operations of the Company and its Subsidiaries.

Section 5.3 Disposal of BAG

(a) Purchaser acknowledges and agrees that Shareholders are seeking to sell and transfer all of the Company’s debt and equity interests in BAG (whether held directly or indirectly) to a third party prior to the Closing. In the event the sale of BAG to a third-party buyer is not feasible within this timeframe, Fimalac agrees and undertakes to purchase (whether directly or through any of its Affiliates) all of the Company’s direct and indirect debt and equity interests in BAG at or prior to the Closing, and Shareholders agree to cause the Company and its Subsidiaries to perform all necessary actions to consummate these sale transactions at or prior to the Closing.

(b) Shareholders shall, and shall cause the Company to, keep Purchaser reasonably informed of all material information relating to the disposal process of BAG, including notification of any acquisition proposal or inquiry received by Shareholders or the Company (with the terms thereof). None of the Shareholders, the Company or its Subsidiaries shall enter into any agreement with respect to the sale of BAG without having communicated to Purchaser the terms and conditions of the proposed transaction and provided Purchaser with a copy of the related documentation. Shareholders agree that no agreement for the sale of the Company’s interest in BAG shall impose indemnification obligations on the Company or its Subsidiaries (or any other obligations or restrictions that could have an adverse effect on their respective businesses, assets, liabilities, financial condition or results of operations).

(c) In connection with the sale of BAG, Shareholders shall cause the Company to enter into prior to the Closing a trademark license and non-compete agreement (which shall be substantially in the form set forth in Exhibit C hereof) with FFB, and to terminate, effective no later than the date of consummation of the sale of BAG, any and all guarantees, comfort letters and other financial support which has been granted by the Company (or any of its Subsidiaries) for the benefit of BAG or its affiliates and creditors.

(d) If immediately subsequent to the Closing, BAG remains a direct or indirect subsidiary of Fimalac, Purchaser shall, and shall cause the Company to, permit Thierry Paternot, who serves as both chief executive officer of the Company and chief executive officer of BAG as of the Offer Date, to continue to serve as the chief executive officer of BAG and to assist Shareholders in the disposal of BAG; provided however that his services in such role and in providing such assistance (A) shall not require him generally to devote more of his time and management resources than shall be consistent with his past practice and in any case not more than one day per week, and (B) shall be limited to a period of six (6) months following the Closing Date.

Section 5.4 Brand Transfers

(a) Subject to receipt of the Antitrust Clearance from the French Competition Authorities, Shareholders shall, in accordance with this Section 5.4 and such reasonable written instructions as Purchaser may hereafter provide, cause the Company and the relevant Subsidiaries to sell the Brands (or such portion of the Brands as shall be timely notified by Purchaser) to Purchaser (or any of its Affiliates as directed by Purchaser) no later than December 31, 2005, provided that if the Antitrust Clearance from the French Competition Authorities has not been obtained on or prior to November 30, 2005, then Shareholders shall cause the Company and the relevant Subsidiaries to sell such Brands, no later than December 31, 2005, to a newly incorporated Swiss Affiliate of the Company and shall register such sale and transfer with the competent authorities, in each case as directed by timely notice by Purchaser (all such transfers, the “Brand Transfers”).

(b) The Brand Transfers shall be completed in consideration for notes issued by the acquirer of the Brands payable at Closing and amounting in the aggregate to the Brand Transfer Consideration. Purchaser shall timely notify Shareholders of the proposed consideration for the Brand Transfers. This amount shall be reviewed by an independent third-party appraiser who shall render an opinion thereon on or prior to the completion of the Brand Transfers. The aggregate amount of such consideration, as adjusted, if need be, to reflect an amount that is consistent with the opinion from such third-party appraiser, shall constitute the “Brand Transfer Consideration” for the purposes hereof.

(c) The Brand Transfers shall be completed pursuant to a brand transfer agreement which shall be in the form set forth in Exhibit E hereto, with such changes therein that any of the Parties may reasonably request (the “Brand Transfer Agreement”). Upon execution of the Brand Transfer Agreement, the acquirer of the Brands shall enter into a transitional loan agreement with the Company and each relevant Subsidiary with respect to the Brands. Each such brand loan agreement shall be in the form set forth in Exhibit F hereto, with such changes therein that any of the Parties may reasonably request. The transfer and loan of the Brands as contemplated hereby shall become null and void in the event of a termination of this Agreement pursuant to Section 7.1 hereof. If the Brand Transfer is completed through a sale to an Affiliate of Purchaser, then such Purchaser’s Affiliate shall, until completion of the Closing, have no control over the Brands and no right to use the Brands (other than as expressly contemplated by this Section).

(d) Payment of the Brand Transfer Consideration and transfer of full and complete control of the Brands to Purchaser (or any of its Affiliates) shall take place at Closing as follows: (i) if the Brand Transfers have been completed through a sale to an Affiliate of Purchaser, such Purchaser’s Affiliate shall acquire at Closing full control over the Brands (subject to the foregoing brand loans) upon payment by it of the Brand Transfer Consideration to the Company and the relevant Subsidiaries; (ii) if the Brand Transfers have been completed by means of a sale to an Affiliate of the Company, then all the shares of such Company’s Affiliate and the indebtedness of such Company’s Affiliate to the Company and the relevant Subsidiaries (corresponding in the aggregate to the Brand Transfer Consideration) shall be transferred by the Company and the relevant Subsidiaries to an Affiliate of Purchaser (as directed by Purchaser) in consideration for the payment by such Purchaser’s Affiliate of the Brand Transfer Consideration to the Company and the relevant Subsidiaries (the events under (i) and (ii) being referred to herein as the “Brand Transfer Closing”).

(e) Shareholders shall have no liability to Purchaser with respect to the Brand Transfers or any related matter absent a breach by either Shareholder of its obligations under this Section 5.4. Shareholders make no representation or warranty to Purchaser with regard to the consequences (Tax or other) of the Brand Transfers, and Purchaser hereby acknowledge that such consequences (Tax or other) are its sole responsibility.

Section 5.5 Closing Indebtedness; Intercompany Debt; Intercompany Contracts

(a) Shareholders shall, and shall cause the Company and its Subsidiaries to, perform all necessary actions in order for the Company and its Subsidiaries to be able to proceed with the repayment of the Closing Indebtedness, including, but not limited to, (i) notification to the banks and other relevant lenders of the decision of the Company and any relevant Subsidiary (subject to consummation of the Closing in accordance with the terms hereof) to repay its Indebtedness as of the first Business Day following the Closing Date, (ii) obtaining all statements from such banks and other relevant lenders setting forth the amount owed to each of them (on the basis that repayment of Indebtedness will take place on the first Business Day following the Closing Date), together with all necessary payment instructions in order to proceed with the repayment of such Indebtedness, and (iii) obtaining all necessary releases or waivers from such banks and other relevant lenders in order to terminate any guarantee, pledge or any other Encumbrances securing such Indebtedness effective upon repayment of such Indebtedness.

(b) On or prior to the Closing, Shareholders shall (i) cause all Intercompany Debt owed by Shareholders to the Company or any of its Subsidiaries to be repaid in full and (ii) terminate or cause to be terminated all Contracts between the Company or any of its Subsidiaries, on the one hand, and Fimalac, Seller or any of their Affiliates (other than the Company and its Subsidiaries), on the other hand (including the current convention d’intégration fiscale), and neither the Company nor any of its Subsidiaries shall retain any obligation or liability under such Contracts.

Section 5.6 Restricted Trade

Shareholders shall cause the Company to endeavor in good faith upon the written request of Purchaser to inform Purchaser, after the date hereof, of any business relationships existing between the Company or any of its Subsidiaries and the following countries: Cuba, Iran, Sudan, Myanmar, Libya, North Korea and Syria, it being understood that, absent fraud, gross negligence or reckless misconduct, shareholders shall not have any liability under this Section 5.6 and compliance with this Section 5.6 shall not be a condition to the Closing under ARTICLE VI.

Section 5.7 Shareholders Meetings of the Company and its Subsidiaries

Shareholders shall cause a special meeting of the shareholders of the Company and each of the relevant Subsidiaries to be validly called for the Closing Date, as specifically requested in writing by Purchaser prior to the Closing Date on a timely basis, the agenda of which shall include, in respect of the Company and its Subsidiaries, the election of new directors (including the names thereof), and such other matters as Purchaser may reasonably request on a timely basis.

Section 5.8 Efforts and Actions to Cause Closing to Occur

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Shareholders shall use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other Transactions as promptly as practicable including, but not limited to the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.

(b) Prior to the Closing, each Party shall endeavor in good faith to promptly consult with the other Parties with respect to, provide any necessary information with respect to, and to provide the other Parties (or their respective counsel) with copies of, all filings made by such Party with any Governmental Entity or any other information supplied by such Party to a Governmental Entity in connection with this Agreement and the Transactions. Each Party hereto shall endeavor in good faith to promptly inform the other Parties and provide the other Parties with copies of any written communication received by such Party from any Governmental Entity regarding any of the Transactions. If any Party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, Shareholders shall use their best efforts to effect such transfers, amendments or modifications.

(c) Shareholders shall use their respective best efforts to obtain, prior to the Closing (i) the unconditional consent to the Closing and the other Transactions of each Person holding a mortgage or lien on real property or material personal property owned or leased by the Company or any of its Subsidiaries, who has such right to consent; (ii) the unconditional consent to the Closing and the other Transactions of each lessor of real or material personal property leased by the Company or any of its Subsidiaries, who has such right to consent; (iii) the unconditional consent to the Closing and the other Transactions of the issuer of each material insurance policy referred to in the Disclosure Schedule, who has such right to consent, and (iv) the unconditional consent to the Closing and the other Transactions of each other party to each material contract with the Company or any of its Subsidiaries who has a right to consent, but in each of (i) – (iv), only if and to the extent that the failure to obtain such consent would materially adversely affect the Company or any of its Subsidiaries or the ability of either Shareholder or Purchaser to consummate the Transactions. Any such consents that may be obtained shall be in writing and executed counterparts thereof shall be delivered to Purchaser at or prior to the Closing.

(d) In addition to and without limiting the agreements of the Parties contained above, Purchaser and each Shareholder shall, with respect to antitrust matters, endeavor in good faith to:

(i) promptly take all actions necessary to make all such filings required to be made as notified by Purchaser;

(ii) comply at the earliest practicable date with any request for additional information or documentary material received by Purchaser, Shareholders or any of their Affiliates from any Antitrust Authority or other Governmental Entity in connection with antitrust matters;

(iii) promptly supply the other Parties with any information which may be required in order to effectuate any filings required of them for Antitrust Clearance;

(iv) except where prohibited by Requirements of Law, consult with the other Parties prior to taking a position with respect to any filing pursuant hereto, permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions, proposals or any other written or oral contact before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings related to this Agreement or the Transactions (including under any antitrust laws, coordinate with the other Parties in preparing and exchanging such information and promptly provide the other Parties (and their respective counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity related to this Agreement or the Transactions);

(v) cooperate with each other in connection with any filing with any Antitrust Authority and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by any other Governmental Entity;

(vi) use all commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any antitrust law; and

(vii) advise the other Parties promptly of any material communication received by such party from any Governmental Entity regarding any of the Transactions.

(e) In connection with the receipt of any Antitrust Clearance from any Antitrust Authorities (other than French Competition Authorities), and notwithstanding the foregoing or any other covenant herein contained, neither the Company nor any of its Subsidiaries shall be entitled or required to divest or hold separate or otherwise take or commit to take any action that limits Purchaser’s freedom of action with respect of, or its ability to retain, the Company or any of its Subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of the Company or any of its Subsidiaries, without Purchaser’s prior written consent.

(f) In connection with the receipt of any Antitrust Clearance from any Antitrust Authorities (other than French Competition Authorities), and notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require Purchaser to (i) divest or hold separate any assets or agree to limit its future activities, method or place of doing business, or (ii) commence any litigation against any entity in order to facilitate the consummation of any of the Transactions, or (iii) defend itself against any litigation brought by any Governmental Entity seeking to prevent the consummation of, or impose limitations on, any of the Transactions.

(g) In connection with the receipt of any Antitrust Clearance from French Competition Authorities, and notwithstanding the foregoing or any other covenant herein contained, Purchaser shall not be required to, and neither the Company nor any of its Subsidiaries shall be entitled or required to, divest or hold separate or otherwise take or commit to take any action which would have a Material Adverse Effect.

(h) Subject to the provisions of paragraph (g), Purchaser and Shareholders shall agree to comply with any actions, limitations, restrictions or other remedial measures required by the French Competition Authorities, and Shareholders shall cause the Company and its Subsidiaries to comply with any such actions or conditions required to be complied with prior to Closing, and Purchaser shall cause the Company and its Subsidiaries to comply with any such actions or conditions required to be complied with upon Closing, provided that to the extent that Purchaser or the Company and its Subsidiaries would suffer a loss of revenue as a result of the Parties’ complying with such actions or conditions (a “Loss of Revenue”), such Loss of Revenue shall be equitably divided among Purchaser and Shareholders, with each of them bearing a portion of such Loss of Revenue as they shall agree to in any and all fair respects, and such allocation of Loss of Revenue shall be made by means of an adjustment of the Purchase Price, as set forth in Section 1.2(b) hereof.

Section 5.9 Notification of Certain Matters; Deliveries as of the Confirmation Date

(a) Shareholders shall give notice to Purchaser promptly after having knowledge of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition set forth in ARTICLE VI to be unsatisfied in any material respect at any time from the Offer Date to the Closing Date and (ii) any material failure of Shareholders, or the Company, its Subsidiaries, or any of their respective officers, directors, employees or agents thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that (x) the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice and (y) the obligation to give such notice shall not be required from and after the time the Party to whom such notice is to be given has actual knowledge of the information required to be included in such notice.

(b) Upon the occurrence of the Approval Date, Shareholders shall deliver to Purchaser on the Confirmation Date (i) the Disclosure Schedule amended and supplemented as of such date with respect to any matter arising after the Offer Date that, if existing at such date, would have been required to be set forth or described in the Disclosure Schedule, and (ii) a certificate signed by an officer (mandataire social) of each of Fimalac and Seller, dated the Confirmation Date, to the effect that, as of the Confirmation Date, there has not occurred any event or condition the occurrence or non-occurrence of which would cause any representation or warranty of Shareholders contained in ARTICLE III of this Agreement (as modified by the Disclosure Schedule so amended and supplemented) to be untrue or inaccurate in any material respect at any time from the Offer Date to the Confirmation Date, it being provided that the Disclosure Schedule (as amended and supplemented) and these certificates shall be delivered for the sole purpose of enabling Purchaser to determine whether a Material Adverse Change has occurred on or prior to the Confirmation Date and such amendment, supplement and certification shall not be deemed to cure any breach of any representation or warranty made under this Agreement.

Section 5.10 Public Announcements

Except as required by applicable laws and regulations, none of Seller, Fimalac or Purchaser shall, or shall permit its respective Affiliates to, make any public statement or announcement with respect to this Agreement or the Transactions without the prior written consent of the other Party hereto. If any Party is required to make such public statement or announcement by applicable laws or regulations, such Party shall promptly notify and consult with the other Parties before making any such public statement or announcement.

Section 5.11 Confidentiality of Information

Shareholders shall not use, and shall cause their Affiliates not to use, for any purpose or disclose to any Person any nonpublic confidential or proprietary information relating to the Company or any of its Subsidiaries, their respective businesses and operations, or any of their assets, unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other Requirements of Law. In the event a Shareholder or any of its Affiliates is required to disclose any such information under any law or regulation, such Person shall promptly notify Purchaser of such requirement so that Purchaser may seek an appropriate order of injunction in expedited proceedings.

Section 5.12 No Solicitation of Competing Transaction

(a) None of the Shareholders or their respective Affiliates shall (and Shareholders shall cause the Company, its Subsidiaries and their respective officers, directors, employees, representatives, agents and Affiliates, including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any Person or group (other than Purchaser, any of its Affiliates or representatives) concerning any acquisition proposal. Neither of the Shareholders shall, and each of them shall cause the Company and its Subsidiaries not to, enter into any agreement with respect to any acquisition proposal.

(b) Upon execution of this Agreement, each Shareholder shall, and shall cause the Company and its Subsidiaries to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each Shareholder shall, and shall cause the Company and its Subsidiaries to, request (or if either of them has the contractual right to do so, demand) the return of all documents, analyses, financial statements, projections, descriptions and other data previously furnished to others in connection with Shareholders’ efforts to sell the Company. Shareholders shall, and shall cause the Company and its Subsidiaries to, immediately notify Purchaser of the existence of any proposal or inquiry received by the Company, its Subsidiaries or Shareholders, and immediately communicate to Purchaser the terms of any proposal or inquiry which any of them may receive (and shall immediately provide to Purchaser copies of any written materials received by the Company, its Subsidiaries or any Shareholder in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry.

Section 5.13 Shareholders’ Non-Compete and No-Solicitation

Without the prior written consent of Purchaser, none of the Shareholders shall, at any time during the five-year period immediately following the Closing Date, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be related or otherwise affiliated in any manner with, any business similar to that engaged in by the Company and its Subsidiaries anywhere in the world; provided however that the foregoing shall not prohibit Shareholders from owning as a passive investment five (5) per cent or less of the equity of any publicly-traded entity. Each Shareholder agrees that such Shareholder and its Affiliates will not, for a period of three (3) years after the Closing Date, employ any of the Key Executives nor solicit for employment any other person now employed by the Company or any of its Subsidiaries except through general advertising.

Section 5.14 Straddle Period Tax Matters

(a) Shareholders shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns (the “Straddle Period Returns”) that are required to be filed by or with respect to the Company or any Subsidiary or their respective businesses or assets for taxable years or periods ending on or before the Closing Date and for taxable periods or years commencing before and ending after the Closing Date (a “Straddle Period”), if the due date for such Straddle Period Returns is on or before the Closing Date. Purchaser shall prepare and file all other Straddle Period Returns in a timely manner.

(b) Shareholders shall cause the Company and its Subsidiaries to pay in a timely manner all Taxes with respect to the Straddle Period Returns to be filed by the Company or any of the Subsidiaries before the Closing Date pursuant to paragraph (a) above. With respect to Straddle Period Returns, Shareholders shall pay to Purchaser only an amount equal to the Pre-Closing Straddle Corporate Income Taxes (as defined below), no later than two (2) Business Days prior to the due date for the applicable payment.

(c) Corporate income taxes attributable to the Straddle Period shall be allocated between Shareholders and Purchaser as follows:

(i) The corporate income taxes relating to the Straddle Period to be paid by Shareholders in accordance with Section 5.14(b) (“Pre-Closing Straddle Corporate Income Taxes”) shall be calculated as if the relevant taxable period ended on the Closing Date applying normal tax rules as consistently applied by the Company and its Subsidiaries and, any provision herein to the contrary notwithstanding, Pre-Closing Straddle Corporate Income Taxes shall in any and all cases exclude Taxes which are the sole responsibility of Purchaser in accordance with Section 5.15(a); provided, however, that should the Closing Date be a date different from the last day of a month, the income of such month shall be apportioned between Shareholders and Purchaser pro rata based on sales, for the purposes of the calculation of the Pre-Closing Straddle Corporate Income Taxes.

(ii) Purchaser shall prepare and deliver to Shareholders the calculation of the Pre-Closing Straddle Corporate Income Taxes within ninety (90) days following the Closing Date, with full details of such calculation. Shareholders shall have thirty (30) days to review such calculation, during which period they shall be granted reasonable access to all information, books and records supporting such calculation. If Shareholders disagree with the calculation of Pre-Closing Straddle Corporate Income Taxes delivered by Purchaser, Fimalac will so notify Purchaser within fifteen (15) days following receipt of such calculation. Such notice will describe Shareholders’ objections in detail. If, within fifteen (15) days following Purchaser’s receipt of such notice, Shareholders and Purchaser are not able to agree on the calculation of the Pre-Closing Straddle Corporate Income Taxes, the objections not agreed upon will be referred to an independent tax expert (the “Independent Tax Expert”) to be agreed upon by Fimalac and Purchaser. Should Fimalac and Purchaser fail to agree on the name of the Independent Tax Expert within ten (10) days, the Independent Tax Expert will be appointed by the “Président du Tribunal de Commerce” of Paris upon request of either Fimalac or Purchaser. The Independent Tax Expert shall render a decision within forty-five (45) days following his appointment, and such decision will be final and binding on the Parties in the absence of manifest error. The Independent Tax Expert’s decision shall include an allocation between the Parties of his expenses in connection with the determination under this Section 5.14.

Section 5.15 Tax Matters

(a) Taxes that may be payable by the Company or any Subsidiary in relation to the Brand Transfers referred to in Section 5.4 above will be Purchaser’s sole responsibility, regardless of when such Taxes are payable, except to the extent:

(i) such Taxes are attributable to such portion (if any) of the taxable gain on the sale of BAG as required by this Agreement that is in excess of twenty million (20,000,000) euros;

(ii) such Taxes are attributable to such portion (if any) of the taxable gain on the sale of any fixed asset (actif immobilisé) other than in the ordinary course of business that is in excess of one hundred thousand (100,000) euros; and

(iii) such Taxes are attributable to a general reevaluation of the assets of the Company and its Subsidiaries, reversals of any provisions outside the ordinary course of business in accordance with past practice, creation of deferred tax assets or deferred tax liabilities, a taxable reorganization or the conduct of the affairs of the Company and its Subsidiaries other than in “bon père de famille” in accordance with past practice.

For the avoidance of doubt, corporate taxable income of the Company or any Subsidiary, taking into account the Brand Transfers, shall be equal to one hundred thirty-eight million seven hundred thirty-five thousand five hundred seventy-seven (138,735,577) euros less the taxable income of the year 2005 generated by the Selected French Entities less the Brand Transfer Consideration. The Company, Bost Garnache Industries and Stratec are collectively referred to herein as the “Selected French Entities”.

(b) Except as provided in Section 5.15(a) and in Section 5.14, Shareholders agree, jointly and severally, to indemnify and hold Purchaser, the Company and its Subsidiaries harmless from and against all Taxes with respect to the income, assets and operations of the Company and its Subsidiaries for all taxable years and periods ending on or before the Closing Date and, for the portion of the taxable year in which the Closing occurs, through and including the Closing Date (“Pre-Closing Taxes”). Purchaser shall be responsible for and agrees to indemnify and hold Shareholders harmless, from and against all Taxes with respect to the income, assets and operations of the Company and its Subsidiaries for the portion of the taxable year in which the Closing occurs, from and after the Closing Date (“Post-Closing Taxes”).

(c) Neither the Company nor any of its Subsidiaries will suffer any losses or incur any liabilities in respect of Taxes or otherwise as a result of any of them having left, or having been a party to, the tax group to which they belonged. In particular, the Company and its Subsidiaries shall be entitled to indemnification by the Shareholders, acting jointly and severally for all costs, expenses, losses and liabilities resulting from their exit from the tax group to which they belonged, excluding any indemnification for the net present value of the net operating losses transferred to Fimalac’s tax groups by the Company and its Subsidiaries but including indemnification with respect to (i) any Tax liability imposed on the Company or any of its Subsidiaries as a former member of Fimalac’s tax group, including under the last paragraph of Article 223 A of the French Tax Code, and (ii) more generally, any Tax liability which is primarily the liability of another person, other than the Company or any of the Subsidiaries (the “Primary Person”), for which the Company or any Subsidiary is or becomes liable in consequence of (x) the Primary Person failing to discharge such Tax liability; and (y) the Company or any Subsidiary at any time before the Closing Date being a member of the same group of companies for any Tax purpose as the Primary Person or having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by the same person as the Primary Person for any Tax purpose. Fimalac hereby assigns to Purchaser the benefit of any payment from the Company or any Subsidiary to which Fimalac or its Affiliates may be entitled with respect to any payment under this Section 5.15(c) and Fimalac for itself and on behalf of its Affiliates expressly waives any recourse it may have against the Company and/or the Subsidiaries in this respect.

(d) Fimalac agrees that the Company and its French Subsidiaries shall be entitled to use the net operating losses (in an amount which Fimalac hereby represents and warrants to be equal to one hundred thirty-eight million seven hundred thirty-five thousand five hundred seventy-seven (138,735,577) euros at December 31, 2004, as shown on the Tax Returns attached hereto as Exhibit G (the “NOLs”) to offset gains provided that the Company and its French Subsidiaries are members of Fimalac’s tax group at the time such utilization of NOLs occurs.

(e) In determining Shareholders’ liability for Taxes pursuant to this Section 5.15, Shareholders shall be credited with the amount of estimated Tax (or corporation tax advance payments) paid by either of them on behalf of the Company and its Subsidiaries prior to the Closing, it being specified that this provision shall apply on a Tax by Tax basis. To the extent that Shareholders’ liability for Taxes for a taxable year or period is less than the amount of estimated Taxes previously paid by or on behalf of the Company and its Subsidiaries with respect to all or a portion of such taxable year or period, Purchaser shall pay Seller (or Fimalac) the difference within two (2) days of filing the Tax Return relating to such Taxes.

(f) Any Tax refund received by Purchaser or the Company, and any amounts credited against Tax to which Purchaser or the Company becomes entitled, that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of Shareholders except to the extent there is a related timing adjustment (i.e., shift of a Tax liability from one fiscal year to another) which either (i) permits a Shareholder to increase deductions, losses or Tax credits or decrease income or gains which would otherwise (but for such adjustment) have been reported or taken into account by Seller or any of its Affiliates (other than the Company or its Subsidiaries) with respect to the Pre-Closing Taxes, or (ii) causes the Company or its Subsidiaries to increase their taxable base with respect to the Post-Closing Taxes. To the extent any refund or credit relating to such timing adjustments is paid, or allowed, to any of the Shareholders, the relevant Shareholder shall remit it back to the Company or the relevant Subsidiary within three (3) Business Days following receipt thereof. For purposes of this paragraph (f), where it is necessary to apportion a refund or credit between Purchaser and Shareholders for a Straddle Period, such refund or credit shall be apportioned between Seller and Purchaser based on their relative contributions for the item(s) creating the refund or credit, except that refunds or credits of Taxes imposed on a period basis shall be allocated on a daily basis.

(g) Shareholders shall not and shall not permit any of their Affiliates to amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any of its Subsidiaries with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Purchaser.

(h) All payments made by any Shareholder to Purchaser, the Company or its Subsidiaries pursuant to this Section 5.15 shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Seller Shares.

Section 5.16 Post-Closing Cooperation

In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each Party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions.

Section 5.17 Additional Shares

Shareholders shall use their commercially reasonable efforts to acquire the eighteen (18) Shares not owned by Seller as of the Offer Date; provided however, that in no event shall such commercially reasonable efforts require payment by Shareholders of more than one hundred thousand (100,000) euros in the aggregate.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Closing

The respective obligation of each Party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) Orders; Requirements of Law

No statute, rule, regulation or decision shall have been issued, enacted or promulgated by any Governmental Entity which prohibits, prevents or precludes the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting consummation of the Closing.

(b) Antitrust Clearance

All Antitrust Clearance shall have been obtained.

Section 6.2 Conditions to Obligation of Purchaser to Effect the Closing

The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Material Adverse Change

There shall not have occurred any Material Adverse Change on or prior to the Confirmation Date.

(b) Shareholder Breach

Neither Shareholder shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by such Shareholder under this Agreement where the failure to so perform is not adequately or properly remedied by indemnification under this Agreement.

(c) Disposal of BAG

The Company shall have sold all the shares it owns in BAG and shall not own, directly or indirectly, any interest or investment (whether equity or debt) in BAG and its Affiliates.

(d) Brand Transfers

The Brand Transfers shall have occurred on or prior to December 31, 2005 (unless the failure of the Brand Transfers to occur on or before such date is the result of any action or omission to act on the part of Purchaser or any Affiliate of Purchaser).

The foregoing conditions are for the sole benefit of Purchaser, may be waived by Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Section 6.3 Conditions to Obligation of Shareholders to Effect the Closing

The obligations of Shareholders to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following condition:

(a) Purchaser Breach

Purchaser shall not have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by it under this Agreement where the failure to so perform is not adequately or properly remedied by indemnification under this Agreement.

The foregoing condition is for the sole benefit of Shareholders, may be waived by Shareholders, in whole or in part, at any time and from time to time at the sole discretion of Shareholders. The failure by Shareholders at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

ARTICLE VII

TERMINATION

Section 7.1 Termination

This Agreement may be terminated at any time prior to the Closing Date:

(a) By the mutual written consent of Purchaser and Shareholders;

(b) By Purchaser or Shareholders if any Governmental Entity shall have issued an Order or taken any other action (which Order or other action the Parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acquisition by Purchaser of the Seller Shares and such Order or other action shall have become final and non-appealable.

(c) By Purchaser:

(i) if any Shareholder shall have breached any covenant contained in this Agreement which would give rise to the failure of a condition set forth in ARTICLE VI; or

(ii) if a Material Adverse Change shall have occurred on or prior to the Confirmation Date; or

(iii) after December 31, 2005, if the Brand Transfers shall not have theretofore occurred and if the failure of the Brand Transfers to occur on or before this date is not the result of any action or omission to act on the part of Purchaser or any Affiliate of Purchaser; or

(iv) on or after April 30, 2006, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant by Purchaser.

(d) By Shareholders:

(i) if Purchaser shall have breached any covenant contained in this Agreement which would give rise to the failure of a condition set forth in ARTICLE VI; or

(ii) on or after April 30, 2006 if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant by any Shareholder.

Section 7.2 Effect of Termination

Termination of this Agreement by any Party pursuant to the terms hereof shall be effectuated by notice thereof to the other Party or Parties specifying the provision hereof pursuant to which such termination is made. Upon any such termination of this Agreement, and without prejudice of either Party to seek, in accordance with Section 10.8, any remedy that may be available to it for wrongful termination by the terminating Party, there shall be no further liability or obligation on the part of Purchaser or any Shareholder under this Agreement except (a) for fraud or for breach of the covenants in this Agreement prior to such termination of this Agreement and (b) for the obligations of the Parties under ARTICLE VIII and ARTICLE X, which shall survive such termination.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by Shareholders

Shareholders shall jointly and severally indemnify, defend and hold harmless Purchaser Indemnified Persons from, against and in respect of all Losses that arise out of:

(i) any breach by any Shareholder of any of its representations and warranties contained in or made by or pursuant to this Agreement; or

(ii) any breach or violation by any Shareholder of any of its covenants in this Agreement that survive the Closing; or

(iii) any breach or violation prior to the Closing by any Shareholder of any covenants contained in this Agreement; or

(iv) any of the matters disclosed in Part 3 of Section 3.22(i) of the Disclosure Schedule;

altogether “Purchaser Losses”, provided however that the term “Purchaser Losses” shall not include the matters referred to in Section 8.4 hereof (such matters being referred to herein as the “Specific Losses”).

Section 8.2 Survival; Threshold; De Minimis Claims; Maximum Amount

(a) Shareholders’ indemnification obligations under Section 8.1 shall survive until the second anniversary of the Closing Date, provided that Shareholders’ indemnification obligations with respect to Purchaser Losses resulting from a breach of the representations and warranties in Section 3.33 (Tax Matters) shall survive until the expiration of the applicable statute of limitations, and provided further that Shareholders’ indemnification obligations with respect to Purchaser Losses resulting from a breach of the representations and warranties in Section 3.22 (Environmental Matters) shall survive until the fifth anniversary of the Closing Date. No claim for the recovery of any Purchaser Losses may be asserted by any Purchaser Indemnified Person after the expiration of the applicable indemnification period; provided however that claims asserted in writing by any Purchaser Indemnified Person with reasonable specificity prior to the expiration of the applicable indemnification period shall not thereafter be barred by the expiration of the applicable indemnification period.

(b) Shareholders’ indemnification obligations under Section 8.1 shall not be triggered unless and until the aggregate amount of all Purchaser Losses exceeds two (2) million euros (the “Threshold”), in which event Shareholders shall be obligated to indemnify Purchaser Indemnified Persons only to the extent Purchaser Losses exceeds the Threshold, provided that:

(i) Shareholders’ indemnification obligations under Section 8.1 shall not be triggered with respect to Purchaser Losses resulting from any breach of representations and warranties occurring after the Confirmation Date unless and until the aggregate amount of all such Purchaser Losses exceeds six (6) million euros (the “Post-Confirmation Date Threshold”), in which event Shareholders shall be obligated to indemnify Purchaser Indemnified Persons only to the extent such Purchaser Losses exceed the Post-Confirmation Date Threshold;

(ii) Purchaser Losses resulting from a breach of the representations and warranties in Section 3.22 or for which indemnification may be claimed pursuant to Section 8.1(iv) (“Environmental Losses”) shall not be counted for purposes of determining whether the aggregate amount of Purchaser Losses exceeds the Threshold or the Post-Confirmation Date Threshold;

(iii) with respect to Environmental Losses, Shareholders shall have no indemnification obligations under Section 8.1 unless and until the aggregate amount of such Purchaser Losses exceeds five (5) million euros (the “Environmental Specific Threshold”), in which event Shareholders shall be required to indemnify Purchaser Indemnified Persons only for the portion of Environmental Losses which exceeds the Environmental Specific Threshold.

(c) No Purchaser Indemnified Persons shall have the right to indemnification for any individual Loss which is less than fifteen thousand (15,000) euros, and individual Losses which are less than such amount shall not be counted for purposes of determining whether the aggregate amount of Purchaser Losses exceeds the Threshold, the Post-Confirmation Date Threshold or the Environmental Specific Threshold, as applicable.

(d) In no event shall the aggregate amount to be paid by Shareholders to Purchaser Indemnified Persons pursuant to Section 8.1 hereof exceed eighty-two million (82,000,000) euros.

(e) The limitations set forth in this Section 8.2 shall not apply to Purchaser Losses arising out of a breach of any representation or warranty contained in Section 3.1 through and including Section 3.8 or any covenant to be performed by any Shareholder pursuant to this Agreement. Reasonable attorneys’ fees and expenses incurred by a Purchaser Indemnified Person in investigating or defending any third-party claim shall not be subject to the limitation set forth in subsection (d) above, but shall be subject to the other limitations set forth in this Section 8.2.

Section 8.3 Computation of Losses Subject to Indemnification; General Limitations

(a) Losses for which Purchaser Indemnified Persons would be entitled to indemnification under this ARTICLE VIII shall be quantified on an after-Tax basis (with the exception of Specific Losses the amount of which shall be determined on a pre-Tax basis) and shall be otherwise determined net of (i) insurance proceeds actually received by any Purchaser Indemnified Person in respect of such matter (net of (A) any tax chargeable to such Purchaser Indemnified Person upon receipt of such proceeds and (B) any reasonable expenses necessary to obtain such proceeds); (ii) indemnity payments to which such Purchaser Indemnified Person is entitled from Persons other than Shareholders in respect of such matter to the extent such payments are actually received (and not subsequently required to be repaid), provided that if any amount related to a Purchaser Loss is subsequently recovered by any Purchaser Indemnified Person, in whole or in part, from any third party (including any insurer or Tax Authority) after indemnification by a Shareholder, the amounts so recovered shall be promptly reimbursed to such Shareholder; (iii) except in the case of Specific Losses, provisions or reserves reflected on the Balance Sheet, but only to the extent that they have been individually identified and recorded in the Balance Sheet and they specifically relate to the Purchaser Loss being determined hereunder; and (iv) except in the case of Specific Losses, any Tax savings (or benefits of Tax losses and deferrals) actually realized by any Purchaser Indemnified Person.

(b) Notwithstanding anything in this Agreement to the contrary:

(i) Shareholders shall not be obligated to indemnify Purchaser Indemnified Persons for any Tax claim made by Tax authorities which merely involves a simple transfer of Taxes from one year to another, except that any penalties or additions to Taxes paid as a result of such a transfer of Taxes from one year to another shall constitute a Purchaser Loss;

(ii) Purchaser Losses shall not include any damages to the extent attributable to a failure by Purchaser to take all reasonable actions to mitigate damages after Purchaser became aware of the event or omissions which caused such damages (it being understood that the concept of mitigation of damages shall be applied with regard to what is commercially reasonable under the circumstances). Without limiting the foregoing, with respect to indemnification payable by Shareholders under Section 8.1 with respect to Environmental Losses or with respect to any expenditures or investments referred to in Section 8.4(e):

(A) no indemnification shall be payable in respect of any remediation or compliance expense or investment incurred unless the same is required by a directive, order, or similar written instruction by the applicable regulatory authorities under the applicable Environmental Laws, or to avoid imminent danger to health or safety or material aggravation of Environmental Losses or with respect to any expenditures or investments referred to in Section 8.4(e).

(B) Purchaser shall timely inform the Shareholders of, and consult with the Shareholders regarding, all planned remedial or compliance expenditure or investment for which the cost is expected to exceed one hundred thousand (100,000) euros and shall provide Shareholders copies of any correspondence related thereto and all quotations by contractors, shall respond to any reasonable questions by Shareholders regarding possibilities to mitigate such costs (including through competitive bidding) and shall permit reasonable access for the purpose of confirming any related audits or analyses;

(C) any claim for indemnity by Purchaser shall set forth a detailed description of the remediation and compliance measures undertaken, and Shareholders shall only be obligated to indemnify Purchaser Indemnified Persons for such claim to the extent the compliance measures and remediation efforts for which indemnification is claimed are reasonable in relation to Environmental Law remediation standards and practices in the relevant country;

(iii) Shareholders shall not be required to indemnify Purchaser Indemnified Persons with respect to any Losses resulting from any change in Requirements of Law (including Environmental Laws) after the Closing Date; and

(iv) Shareholders shall not be required to indemnify Purchaser Indemnified Persons with respect to any Purchaser Losses arising out of or resulting from any matter to the extent such matter has been included in the calculation of the Closing Net Working Capital and reflected in the adjustment of the Purchase Price in accordance with the provisions of Section 1.3 hereof.

Section 8.4 Reimbursement and Indemnification Obligations of Specific Losses

(a) UK Pension Plan Indemnification

Each Shareholder represents and warrants to Purchaser that the UK Pension Plan has been wound up prior to the Offer Date in compliance with all Requirements of Law, and neither the Company nor its Subsidiaries shall have any further obligation or liability under or in connection with the UK Pension Plan. Shareholders shall jointly and severally indemnify, defend and hold harmless Purchaser Indemnified Persons from, against and in respect of all Losses arising out of any breach or violation by Shareholders of their representations and warranties under this Section 8.4(a).

(b) Lieusaint Indemnification

(i) Shareholders agree to repay to the Company quarterly upon demand all amounts paid by the Company in connection with the Lieusaint Lease, the Lieusaint site including but not limited to rent, taxes, premises and inventory insurance, landscaping, building maintenance expense, security, energy, cleaning and “contrôles Veritas” as well as on-going reasonable litigation costs (fees and expenses, but excluding the cost of any settlement) related to the Lieusaint Litigation provided however that, (i) until the third anniversary of the Closing Date, the Company shall be solely responsible for all of the aforementioned expenses except for rent, premises insurance and taxes under the Lieusaint Lease (such categories being listed for illustrative purposes only on Exhibit H hereto), (ii) Shareholders shall have no liability under this Section 8.4(b) for Charges à Maintenir en Exploitation as set forth on Exhibit I and (iii) should the Company or any of its Subsidiaries decide in the future to use any or all of the Lieusaint Site for normal business operations, the Shareholders’ obligations hereunder shall be reduced on an equitable, pro-rata basis.

(ii) In an effort to find a tenant for the Lieusaint Lease that shall be substituted for the Company, Shareholders shall be entitled to hire a real estate broker and Purchaser shall cause the Company to provide all reasonable cooperation and to accept any reasonable new tenant for the Lieusaint Lease.

(c) SK and BAG Indemnification

The Shareholders shall jointly and severally indemnify, defend and hold harmless Purchaser Indemnified Persons from, against and in respect of any Losses asserted against, imposed upon or incurred by the Company, its Subsidiaries or any other Purchaser Indemnified Persons relating to, arising out of or resulting from the disposal of SK and BAG, including but not limited to (i) any claim for indemnification from any actual or potential third-party buyer or any of its Affiliates, (ii) any claim deriving from any agreement entered into by the Company, its Subsidiaries or any of the Shareholders in connection with any of these transactions, (iii) any claim resulting from any pending or threatened suit, action or proceeding by or before any court or Governmental Authority in respect of such transactions, and (iv) any other claims from any competitor, co-contractor, lender or any other third party to any of these transactions.

(d) VLR Indemnification

(i) Each Shareholder shall jointly and severally be obligated to reimburse any Purchaser Indemnified Persons for payments made by the Company pursuant to or in connection with the Social Plan insofar as:

(1) such payments are required to be made and are made, whether pursuant to the Social Plan or otherwise, by the Company prior to the sixth anniversary of the Closing Date to any employee whose employment by the Company has been terminated pursuant to the Social Plan, provided however that the requirement for any such payment is not the result of any action or decision (or inaction or failure to act) by the Company or any of its Subsidiaries subsequent to Closing;

(2) such payments are required to be made and are made by the Company prior to the second anniversary of the Closing Date in connection with the Company’s legal obligations resulting from the Social Plan (A) for the reconversion and re-vitalisation of the Villeuneuve-le-Roi (“VLR”) site up to a maximum of one million five hundred thousand (1,500,000) euros, (B) in respect of the Antenne Emploi et Etude Employabilité up to a maximum of nine hundred and ninety-two thousand (992,000) euros and (C) in connection with the prêt redynamisation program up to a maximum of five hundred thousand (500,000) euros, provided that the liability of the Shareholders under this Section 8.4(d)(i)(2) shall be reduced by the amount of net proceeds of any sale of (or lease or any similar transaction with respect to) the VLR site in excess of two hundred thousand (200,000) euros, it being understood that, if such sale (or lease or any similar transaction) shall occur (or be entered into) after the second anniversary of the Closing, Purchaser shall be obligated to notify Shareholders of such sale and to reimburse any amount paid by any Shareholder under this Section 8.4(d)(i)(2) that would not have been required to have been paid had such sale (or lease or any similar transaction) occurred (or been entered into) prior to the second anniversary of the Closing Date.

(ii) Purchaser undertakes to cause the Company to use its best efforts to minimize any and all payments for which the Shareholders have a liability under this Section 8.4(d), including the sale of the VLR site at fair market value, it being understood that the Company shall not be required to sell the VLR site at such value if its sale at a lower price level results in the elimination in its entirety of any liability of the Shareholders under Section 8.4(d)(i)(2) for reconversion or re-vitalisation of the VLR site.

(iii) Purchaser further undertakes to cause the Company to maintain the VLR site and facilities, pending their sale, in the same condition as on the Closing Date.

(e) Environmental Matters

Each Shareholder shall jointly and severally indemnify, defend and hold harmless Purchaser Indemnified Persons from, against and in respect of any remedial or compliance expenditure or investment incurred by the Company and its Subsidiaries in connection with the matters listed under Exhibit J.

(f) Minority Shares

In the event that Shareholders are unable to acquire and deliver at Closing the eighteen (18) Shares not owned by Seller at the Offer Date, as contemplated by Section 5.17, then each Shareholder shall jointly and severally indemnify, defend and hold harmless Purchaser Indemnified Persons from, against and in respect of any and all expenses incurred by them in connection with the acquisition of such eighteen (18) Shares up to a maximum amount of one hundred thousand (100,000) euros.

(g) No Other Limitations

The specific reimbursement and indemnification obligations under this Section 8.4 shall not be subject to any of the limitations in time and amounts set forth in Section 8.2, and, except as expressly provided in this Section 8.4, shall survive for so long as permitted under applicable Requirements of Law.

Section 8.5 Notice of Claim; General; Defense

(a) Each claim for indemnity under this ARTICLE VIII shall be in writing and shall state in reasonable detail the grounds therefor. Each Shareholder shall have reasonable access to records and information relevant to the matters for which any payment is sought under this ARTICLE VIII, including access for purposes of defending itself in any arbitration under Section 10.8.

(b) Purchaser shall give Shareholders prompt notice of any third-party claim that may give rise to any indemnification obligation under this ARTICLE VIII, together with the estimated amount of such claim, and Shareholders shall have the right to assume the defense (at Shareholders’ expense) of any such claim through counsel of Shareholders’ own choosing by so notifying Purchaser within thirty (30) days of the first receipt by Shareholders of such notice from Purchaser; provided however, that any such counsel shall be reasonably satisfactory to Purchaser. Failure to give such notice promptly shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. If, under applicable standards of professional conduct, a conflict with respect to any significant issue between any Purchaser Indemnified Person and Shareholders exists in respect of such third-party claim, Shareholders shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained to the extent necessary in order to resolve such conflict. Shareholders shall be liable for the fees and expenses of counsel employed by Purchaser for any period during which Shareholders have not assumed the defense of any such third-party claim (other than during any period in which Purchaser will have failed to give notice of the third-party claim as provided above). If Shareholders assume such defense, Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Shareholders, it being understood that Shareholders shall control such defense. If Shareholders choose to defend or prosecute a third-party claim, Purchaser shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by Shareholders, the retention, and the provision to Shareholders, of records and information reasonably relevant to such third-party claim, and making employees of the Company available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If Shareholders choose to defend or prosecute any third-party claim, Purchaser shall agree to any settlement, compromise or discharge of such third-party claim that Shareholders may recommend and that, by its terms, discharges Purchaser and the Purchaser Affiliates from any liability in connection with such third-party claim; provided however, that, without the consent of Purchaser, Shareholders shall not consent to, and Purchaser shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting Purchaser or any Affiliate of Purchaser or (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Purchaser Indemnified Person that is the subject of such third-party claim.

Section 8.6 Tax Effect of Indemnification Payments

All indemnity payments made by Shareholders to Purchaser Indemnified Persons pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Seller Shares.

Section 8.7 Effect of Investigation

The right to indemnification, payment of Losses or for other remedies based on any representation, warranty, covenant or obligation of Shareholders contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Purchaser to consummate the Transactions, where such condition is based on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Losses, or other remedy based on such representation, warranty, covenant or obligation.

Section 8.8 Indemnification by Purchaser

(a) Purchaser shall indemnify, defend and hold harmless Shareholder Indemnified Persons from, against and in respect of all losses, liabilities, damages, judgments, settlements and expenses (including reasonable attorneys’ fees and expenses) that arise out of:

(i) any breach by Purchaser of any of its representations and warranties contained in or made by or pursuant to this Agreement; or

(ii) any breach or violation by Purchaser of any of its covenants in this Agreement that survive the Closing; or

(iii) any breach or violation by Purchaser prior to the Closing of any covenants contained in this Agreement; or

(iv) any matter relating to the Brand Transfers pursuant to this Agreement or as Purchaser shall otherwise request or direct, including any negative consequences of whatever nature whatsoever of the Brand Transfers or the Brand Transfer Agreement to the Shareholder Indemnified Persons (including the taxes referred to in Section 5.15(a) which are Purchaser’s sole responsibility in accordance with the provisions of such Section 5.15(a)).

(b) The specific reimbursement and indemnification obligations set forth in this Section 8.8 shall be without limitation in time or amount.

(c) Section 8.5 shall apply to the indemnification by Purchaser provided in this Section 8.8 mutatis mutandis, so that references to Shareholders in Section 8.5 shall be replaced with references to Purchaser and vice versa.

Section 8.9 Sole Remedy

(a) The right to indemnification hereunder for a breach of Purchaser or Shareholders’ representations, warranties and covenants in this Agreement shall constitute the sole remedy for such a breach, and Purchaser and Shareholders shall have no other liability or obligation hereunder resulting from the breach; provided that nothing herein shall limit in any way any remedies in respect of fraud, willful misconduct or gross negligence.

(b) The indemnification and other provisions of this ARTICLE VIII shall govern the procedure for all indemnification matters under this Agreement, and no event, fact or action which might give rise to a claim under this ARTICLE VIII shall be used by Purchaser or Shareholders as a basis for a claim of any nature whatsoever against any present or former directors of any of the Company and its Subsidiaries, except in the case of fraud, willful misconduct or gross negligence.

Section 8.10 Survival of Indemnification Claims

The indemnification obligations set forth in this ARTICLE VIII shall survive the Closing.

Section 8.11 Survival of Covenants; Representations and Warranties

Except as otherwise expressly provided herein, each of the covenants, representations and warranties of the Parties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and shall continue in force thereafter.

ARTICLE IX

DEFINITIONS AND INTERPRETATION

Section 9.1 Definitions

For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Additional Consideration” shall have the meaning ascribed to it in Section 1.3(d).

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, in each case together with the directors, officers and managers of such Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) shall have the meaning ascribed thereto in Article L. 233-3 of the French Commercial Code (Code de commerce).

“Agreement” or “this Agreement” shall mean this Stock Purchase Agreement, together with the Exhibits hereto and the Disclosure Schedule.

“Antitrust Authorities” shall mean the French Competition Authorities, the Italian Competition Authority, the German Competition Authority and the Norwegian Competition Authority.

“Antitrust Clearance” shall mean the final approval, consent, waiver, license, order, registration, permits, ruling, authorization or clearance of the Transaction from all the Antitrust Authorities.

“Approval Date” shall mean the later of (X) the date on which all the Antitrust Clearance has been obtained, and (Y) the date hereof.

“Assets” shall have the meaning ascribed to it in Section 3.18.

“BAG” shall mean Beissbarth Automotive Group GmbH and its subsidiaries.

“Balance Sheet” shall mean the most recent audited consolidated balance sheet for the Company and its Subsidiaries included in the Financial Statements.

“Balance Sheet Date” shall mean the date of the relevant Balance Sheet.

“Board” shall mean the board of directors of the Company.

“Bost Garnache Industries” shall mean Bost Garnache Industries, a French Subsidiary of the Company.

“Brands” shall mean the FACOM, USAG and VIRAX trademarks and any and all other trademarks, service marks, logos, trade names owned by the Company and its Subsidiaries (including any and all related application and registration rights).

“Brand Transfer Agreement” shall have the meaning ascribed to it in Section 5.4(c).

“Brand Transfer Closing” shall have the meaning ascribed to it in Section 5.4(d).

“Brand Transfer Consideration” shall have the meaning ascribed to it in Section 5.4(b).

“Brand Transfers” shall have the meaning ascribed to it in Section 5.4(a).

“Business Day” shall mean any day on which banks are open for business in France and in the State of New York.

“Cash and Cash Equivalent” shall mean cash plus the positive balance of any bank accounts, other cash accounts, cash deposit accounts and readily marketable securities.

“Closing” shall mean the closing referred to in Section 2.1.

“Closing Cash Position” shall have the meaning ascribed to it in Section 1.3(b).

“Closing Date” shall mean the date on which the Closing occurs.

“Closing Dividend” shall have the meaning ascribed to it in Section 2.3(a).

“Closing Indebtedness” shall have the meaning ascribed to it in Section 1.3(c)

“Closing Net Indebtedness” shall have the meaning ascribed to it in Section 1.3(c).

“Closing Net Working Capital” shall have the meaning ascribed to it in Section 1.3(b).

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Computer Software” shall mean computer software programs, databases and all documentation related thereto other than standard off-the-shelf software.

“Confirmation Date” shall mean the date occurring four (4) Business Days after the Approval Date.

“Contract” shall mean any contract, agreement, obligation, undertaking, binding commitment, lease, license, mortgage, bond, note, indenture or instrument, whether written or oral, that is legally binding, and relates to the Company or any of its Subsidiaries.

“Copyrights” shall mean French and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.

“Defect” shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

“Disclosure Schedule” shall mean the disclosure schedule prepared by Shareholders and delivered to Purchaser as of the Offer Date.

“Dispute” shall have the meaning ascribed to it in Section 10.8(a).

“Disputed Items” shall have the meaning ascribed to it in Section 1.3(c).

“Employee Plans” shall have the meaning ascribed to it in Section 3.27(g).

“Encumbrances” shall mean, with respect to any property, any lien, security interest, mortgage, pledge, hypothecation, charge, claim, option, title defect, restriction or encumbrance relating to that property, of any nature whatsoever, whether consensual, statutory or otherwise, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorneys fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any of its Subsidiaries, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” shall mean each of the Requirements of Law relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including Requirements of Law relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each of the Requirements of Law with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

“Environmental Losses” shall have the meaning ascribed to it in Section 8.2(b)(ii).

“Environmental Specific Threshold” shall have the meaning ascribed to it in Section 8.2(b)(iii).

“Estimated Closing Indebtedness” shall have the meaning ascribed to it in Section 1.3(a).

“Exhibits” shall mean the exhibits to this Agreement.

“Financial Statements” shall have the meaning ascribed to it in Section 3.12(a)

“FFB” shall mean FFB S.A.S, a French corporation, and a subsidiary of BAG.

“French Competition Authorities” shall mean the Direction Générale de la Concurrence, de la Consommation et de la Répression des Fraudes at the Ministère de l’Economie, des Finances et de l’Industrie together with the Ministre de l’Economie, des Finances et de l’Industrie and with the Conseil de la Concurrence, collectively or individually as the case may be.

“GAAP” shall mean, with respect to any particular Financial Statements, generally accepted accounting principles applicable to such Financial Statements, or, if the context requires, with respect to the Company or any of its Subsidiaries, generally accepted accounting principles in France or in the relevant jurisdiction of such Subsidiary.

“German Competition Authority” shall mean the Bundeskartellamt.

“Governmental Authorization” shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Requirement of Law.

“Governmental Entity” shall mean any European, national, regional, municipal, local or foreign government or any political subdivision of the foregoing, governmental, regulatory, taxing or administrative entity, authority, agency, commission, ministry or other similar body including any public utility control or public service commission or similar regulatory body, or any court, tribunal, or judicial or arbitral body whether such arbitral body is public or private.

“ICC” shall have the meaning ascribed to it in Section 10.8(b).

“IFRS” shall mean International Financial Reporting Standards.

“Indebtedness” shall mean, with respect to any particular date, without duplication, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with past custom and practice), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases with the exception of financial leases for which all charges are already reflected in the EBIT line of the Company’s management accounts (Consolidation Groupe Hammer & Rapports de Gestion) that were made available to Purchaser, (iv) all obligations in respect of any acceptance and documentary credit facilities, (v) all liabilities for borrowed money secured by any lien on any property, (vi) all obligations under any financing arrangements with Governmental Entities having the commercial effect of a borrowing, and (vii) all liabilities under factoring and other types of receivable financing transactions, in each case, as of such particular date. Exhibit K hereto sets forth, for illustrative purposes only, Indebtedness as of December 31, 2004.

“Independent Accounting Firm” shall have the meaning ascribed to it in Section 1.3(c).

“Independent Tax Expert” shall have the meaning ascribed to it in Section 5.14(c)(ii).

“Initial Purchase Price” shall have the meaning ascribed to it in Section 1.2(a)(iii).

“Intellectual Property” shall have the meaning ascribed to it in Section 3.26(a).

“Intellectual Property Rights” shall have the meaning ascribed to it in Section 3.26(f).

“Intercompany Debt” shall mean all intercompany debt between the Company and its Subsidiaries, on the one hand, and the Shareholders and their Affiliates (other than the Company and its Subsidiaries), on the other hand.

“Italian Competition Authority” shall mean the Autorità garante della Concorenza e del Mercato.

“Italian Lands” shall mean the lands currently owned by Utensilerie Associate S.p.A. and located at Cocquio and Monvalle.

“Key Executives” shall mean the officers (mandataires sociaux) and managers of the Company and each Subsidiary as well as all employees responsible for finances and accounts and other functional services (sales and marketing, production, taxes, human resources, legal, industrial operations, corporate development, communication).

“Knowledge of Shareholders” concerning a particular subject, area or aspect of the Company and its Subsidiaries’ business or affairs shall mean the knowledge of each Shareholder and the knowledge of the following directors, officers and senior managers of the Company: Mr. Paternot, Mr. Igla, Mr. Metral, Mr. Bisson, Mr. Cacouault, Mr. Etterlen, Ms. Laurens, Mr. Gomas, Mr. Samain, Mr. Clabe, Mr. Vernier, and Mr. Migout, provided that any such individual shall be deemed to have knowledge of a particular fact or circumstances if (A) such individual has actual knowledge of such fact or circumstances or (B) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact or circumstances in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in the Agreement.

“Leases” shall have the meaning ascribed to it in Section 3.20(b).

“Licensed Rights” shall have the meaning ascribed to it in Section 3.26(g).

“Lieusaint Lease” shall mean the lease entered into by and between the Company and SCI PO1 dated July 31, 2000.

“Lieusaint Litigation” shall mean the current litigation between the Company and SCI PO1 with respect to the Lieusaint Lease.

“Losses” shall mean all losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser arising under ARTICLE VIII and including any Tax liability incurred by the Company, its Subsidiaries or any other Purchaser Indemnified Persons in connection with the receipt of any amounts paid under ARTICLE VIII) incurred by the Company, its Subsidiaries or any other Purchaser Indemnified Persons, but shall not include consequential damages not directly related to the matters covered by this Agreement (dommages indirects).

“Loss of Revenue” shall have the meaning ascribed to it in Section 5.8(h).

“Material Adverse Change” shall mean any material adverse change (or any development or developments that, insofar as reasonably can be foreseen, will, individually or in the aggregate, result in any material adverse change) in the financial conditions, assets, liabilities, businesses, or results of operations of the Company or the Company and its Subsidiaries taken as a whole, excluding any such change, event, circumstance or condition affecting the industry in which the Company and its Subsidiaries operate or arising out of or in connection with or resulting from changes in general business or economic conditions.

“Material Adverse Effect” shall mean a material adverse effect on the financial condition, assets, liabilities, businesses, or results of operations of the Company and its Subsidiaries taken as a whole.

“Material Contracts” shall have the meaning ascribed to it in Section 3.23(a).

“Material Customers” shall have the meaning ascribed to it in Section 3.24.

“Materials of Environmental Concern” shall mean chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; and radon.

“Material Suppliers” shall have the meaning ascribed to it in Section 3.25.

“Net Indebtedness Adjustment” shall have the meaning ascribed to it in Section 1.4(b).

“Net Working Capital” shall mean (i) inventories (less any applicable reserves) plus trade receivables (less any applicable reserves), minus (ii) trade payables, determined in each case in accordance with GAAP, as applied by the Company on a basis consistent with the 2004 Consolidated Financial Statements.

“Net Working Capital Adjustment” shall have the meaning ascribed to it in Section 1.4(c).

“NOLs shall have the meaning ascribed to it in Section 5.15(d).

“Norwegian Competition Authority” shall mean the Konkurransetilsynet.

“Offer Date” shall mean the date of Purchaser’s offer to Fimalac to purchase all of the Seller Shares.

“Order” shall mean any ruling, order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any court or Governmental Entity.

“Parties” shall mean Purchaser, Fimalac and Seller.

“Patents” shall mean issued French, European and foreign patents as well as pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

“Permitted Encumbrances” shall mean (i) any Encumbrance (A) for Taxes, assessments and other governmental charges which are not yet due and payable, and (B) deemed to be created by this Agreement, (ii) for the Seller Shares, any stock loan agreement (prêt de consommation) entered into with a Company’s director or officer in respect of any such Seller Shares, (iii) in the case of Real Property, all exceptions of record, including recorded easements, exceptions noted in title policies provided to Purchaser, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions affecting title to or possession of such Real Property existing generally with respect to properties of a similar character and, in the case of each of the foregoing relating to the Real Property, which do not, individually or in the aggregate, adversely affect the use, occupancy or value of the property subject thereto or interfere with the conduct of the business and operations of the Company and its Subsidiaries, and (iv) in the case of tangible assets (other than Real Property), any retention of title to goods supplied to the Company and its Subsidiaries (where that retention is required by the supplier in the ordinary course of its trading activities and on customary terms), liens securing rental payments under capital lease arrangements, mechanic’s, material men’s and similar liens and other Encumbrances which do not, individually or in the aggregate, materially detract from the values of such assets or interfere with the conduct of the business and operations of the Company and its Subsidiaries.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Post-Closing Taxes” shall have the meaning ascribed to it in Section 5.15(b).

“Post-Confirmation Date Threshold” shall have the meaning ascribed to it in Section 8.2(b)(i).

“Pre-Closing Straddle Corporate Income Taxes” shall have the meaning ascribed to it in Section 5.14(c)(i).

“Pre-Closing Taxes” shall have the meaning ascribed to it in Section 5.15(b).

“Primary Person” shall have the meaning ascribed to it in Section 5.15(c).

“Product” shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any of its Subsidiaries.

“Purchaser” shall have the meaning ascribed to it in the preamble of this Agreement.

“Purchaser Losses” shall have the meaning ascribed to it in Section 8.1.

“Purchase Price” shall have the meaning ascribed to it in Section 1.2(a).

“Purchaser Indemnified Persons” shall mean Purchaser and each of its Affiliates as well as their respective directors, officers, employees and agents.

“Real Property” with respect to any parcel, shall mean all land, together with all interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto.

“Requirements of Law” shall mean any applicable domestic, foreign or international constitution; law, ordinance, judgment, order, decree, injunction, permit, statute, treaty, rule or regulation, or determination of (or an agreement with) an arbitrator.

“Rules” shall have the meaning ascribed to it in Section 10.8(b).

“Selected French Entities” shall have the meaning ascribed to it in Section 5.15(a)(iii).

“Seller” shall have the meaning ascribed to it in the preamble of this Agreement.

“Seller Shares” shall mean the 8,918,089 Shares owned by Seller as at the Offer Date, as such number may be increased in accordance with Section 5.17.

“Shareholder” shall mean each of Fimalac and Seller (and “Shareholders” shall mean Fimalac and Seller collectively).

“Shareholder Indemnified Persons” shall mean Fimalac, Seller and each of their respective Affiliates as well as their respective directors, officers, employees and agents.

“Shares” shall mean all the issued and outstanding shares of the Company.

“SK” shall mean SK Hand Tools, an Illinois corporation and a former subsidiary of the Company.

“Six-Month Consolidated Financial Statements” shall have the meaning ascribed to it in Section 3.12(a).

“Social Plan” shall mean the restructuring plan concerning the termination of employees at VLR in connection with the termination of operations at VLR.

“Specific Losses” shall have the meaning ascribed to it in Section 8.1

“Statutory Financial Statements” shall have the meaning ascribed to it in Section 3.12(a).

“Straddle Period” shall have the meaning ascribed to it in Section 5.14(a).

“Straddle Period Returns” shall have the meaning ascribed to it in Section 5.14(a).

“Stratec” shall mean Stratec, a French Subsidiary of the Company.

“Subsidiary” shall mean, with respect to the Company, any other Person, of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, it being understood that for the purpose of this Agreement and notwithstanding the foregoing provisions, (i) Topline shall be deemed to be a Subsidiary, (ii) BAG and its subsidiary shall not be deemed to be Subsidiaries, and (iii) Lista Parolai shall not be deemed to be a Subsidiary (except, in the case of Lista Parolai, in respect of provisions relating to the Financial Statements).

“Tax” or “Taxes” shall mean all taxes, tariffs, charges, fees, duties, levies, penalties or other assessments imposed, assessed or collected by or under the authority of any Governmental Entity, including without limitation income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, retirement, withholding, social security, minimum estimated, profit, gift, estate, real estate, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp, CSG, CRDS, précompte, prélèvement exceptionnel sur les distributions de dividendes and other taxes, and shall include interest, fines, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns or Tax Regulations.

“Tax Claim” shall mean any claim for indemnification with respect to any and all Taxes imposed upon the Company and its Subsidiaries relating to the operations of the Company and its Subsidiaries prior to the Balance Sheet Date (other than any amount for Taxes specifically identified and reflected as a liability for unpaid Taxes on the Balance Sheet), including reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser.

“Tax Regulations” shall mean any Tax or custom law, statute, decree, ordinance, rule, order or other text of application of the said law applicable in a given country as well as any international treaty (including the derivative law – directive, regulations or others – of this treaty).

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Threshold” shall have the meaning ascribed to it in Section 8.2(b).

“Trade Secrets” shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act including business information.

“Trademarks” shall mean French, European and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

“Transactions” shall mean all the transactions provided for or contemplated by this Agreement.

“Transfer Tax Payor” shall mean the party which has primary legal responsibility for the payment of any particular Transfer Tax.

“Transfer Taxes” shall mean all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.

“2004 Consolidated Financial Statements” shall have the meaning ascribed to it in Section 3.12(a).

“UK Pension Plan” shall mean the pension plan of FACOM UK.

“USAG” shall mean Utensilerie Associate S.p.A, an Italian Subsidiary of the Company.

“VIRAX” shall mean VIRAX, a French Subsidiary of the Company.

“VLR” shall have the meaning ascribed to it in Section 8.4(d).

Section 9.2 Interpretation

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Fees and Expenses

(a) All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the Party incurring such expenses, except as specifically provided to the contrary in this Agreement.

(b) All Transfer Taxes arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement and all costs of whatever nature required to be incurred in connection with the Brand Transfers (or the nullification thereof and restitution to the Company of all right, title and interest to the Brands as of the date hereof) in accordance with this Agreement shall be borne and paid by Purchaser.

Section 10.2 Amendment and Modification

This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.3 Notices

All notices and other communications hereunder shall be in writing and, except as required by Section 10.8 hereof, shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by such Party by like notice):

if to Purchaser, to:
The Stanley Works
1000 Stanley Drive,
New Britain, CT
USA 06053
Attention: Bruce Beatt
Telecopy: +(00-1) 860 827 39 11

with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
68, rue du Faubourg Saint-Honoré
75008 Paris
Attention: Pierre Servan-Schreiber
Facsimile: +(33-1) 55 27 11 99

if to Seller, to:
Fimalac Investissements S.A.
97, rue de Lille
75007 Paris
France
Attention: Véronique Morali
Telecopy: +(33-1) 47 53 61 83

with a copy to:
Wolfram & Associés
97, rue de Lille
75007 Paris
France
Attention: Steven Wolfram
Telecopy: +(33-1) 47 05 44 87

if to Fimalac, to:
Fimalac S.A.
97, rue de Lille
75007 Paris
France
Attention: Véronique Morali
Telecopy: +(33-1) 47 53 61 83

with a copy to:
Wolfram & Associés
97, rue de Lille
75007 Paris
France
Attention: Steven Wolfram
Telecopy: +(33-1) 47 05 44 87

Section 10.4 Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 10.5 No Third Party Beneficiaries

This Agreement is not intended to confer any rights or remedies hereunder upon any Person other than the Parties hereto.

Section 10.6 Severability

Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.7 Governing Law

This Agreement shall be exclusively governed in all respects by French Law.

Section 10.8 Disputes; Arbitration; Submission to Jurisdiction for Injunctive Relief

(a) The Parties undertake to use their best efforts to try to settle amicably any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or validity thereof (a “Dispute”). Therefore, before referring to arbitration any Party must notify by registered mail to the other Party its wish to try to settle amicably the Dispute. Such notice shall include the statement of the dispute and any documents related thereto. The Parties undertake to involve the higher level of their management to try to settle amicably the Dispute.

(b) Failing an amicable settlement within three (3) weeks of the receipt of the above-mentioned notification, the Dispute shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) then in effect (the “Rules”), except as modified herein. The arbitration shall be held in Paris, France. The arbitration proceedings shall be conducted in English and documentary exhibits may be admissible in French or English without translation into French or English, as the case may be, and the award shall be rendered in the English language. The arbitrators shall render their award within four (4) months from the date on which the last arbitrator is selected.

(c) In an arbitration the following shall apply:

(i) There shall be three arbitrators, all of whom shall be selected in accordance with the rules of the ICC. Each arbitrator shall be fluent in both English and French.

(ii) The Parties hereby waive any rights of application or appeal to the courts of France to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made, except for actions to enforce an arbitral award and actions seeking interim, interlocutory or other provisional relief in any court of competent jurisdiction.

(iii) The award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

(iv) Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked to confirm judicially the award and order its enforcement, as the case may be.

(v) Each of the Parties shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of the arbitration.

(vi) This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(vii) All notices by one Party to another Party in connection with the arbitration shall be in accordance with the provisions of Section 10.3 except that no notice may be transmitted by facsimile.

(viii) This agreement to arbitrate shall be binding upon the successors and assigns of each Party.

(d) Notwithstanding the foregoing provisions of this Section 10.8 above, any of the Parties shall be entitled to seek injunctive or similar equitable relief before any court of competent jurisdiction having requisite personal jurisdiction or before the ICC in pre-arbitrage to enforce any right or obligation under this Agreement for which injunctive or similar equitable relief may be available. In this connection, Purchaser hereby submits to the non-exclusive jurisdiction of the competent Paris courts and resolution of all issues and waives any issue of forum non-conveniens.

Section 10.9 Time of Essence

Each of the Parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.10 Extension; Waiver

At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.11 Election of Remedies

Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser or any of the Purchaser Indemnified Persons in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

Section 10.12 Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly-owned subsidiary of Purchaser, it being understood that the Purchaser shall remain liable to Shareholders with respect to the obligations of Purchaser under this Agreement as if such assignment of rights and interests had not occurred. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, Purchaser, Fimalac and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereby duly authorized as of the date first written above.

THE STANLEY WORKS

By

Name:
Title:

FIMALAC

By
Name:
Title:

FIMALAC INVESTISSEMENTS S.A.

By
Name:
Title: